Form 10-K405, Exhibit 13
period 1996-12-31
CAPITAL HOLDINGS INC
filed 1997-03-26
CIK 837858

                                                                      Exhibit 13

                            [ERNST & YOUNG LLP LOGO]

                        Consolidated Financial Statements
                     Capital Holdings, Inc. and Subsidiaries

                  Years ended December 31, 1996, 1995 and 1994
                       with Report of Independent Auditors

                     Capital Holdings, Inc. and Subsidiaries

                        Consolidated Financial Statements

                  Years ended December 31, 1996, 1995 and 1994


                                    CONTENTS

Report of Independent Auditors..........................................................................1

Audited Consolidated Financial Statements

Consolidated Balance Sheets.............................................................................2
Consolidated Statements of Income.......................................................................3
Consolidated Statements of Shareholders' Equity.........................................................4
Consolidated Statements of Cash Flows...................................................................5
Notes to Consolidated Financial Statements..............................................................6


[ERNST & YOUNG LLP LOGO]                             [ERNST & YOUNG LETTERHEAD]


                         Report of Independent Auditors

Board of Directors and Shareholders
Capital Holdings, Inc.

We have audited the accompanying consolidated balance sheets of Capital Holdings, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Capital Holdings, Inc. and subsidiaries at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


                                             /S/ ERNST & YOUNG LLP




January 17, 1997

                     Capital Holdings, Inc. and Subsidiaries

                           Consolidated Balance Sheets

                                                               DECEMBER 31
                                                           1996             1995
                                                       -----------------------------
ASSETS
Cash and due from banks (noninterest bearing)          $ 13,958,201     $ 13,047,891

Investment securities available-for-sale, at fair
   value (amortized cost $158,405,064 in 1996 and
   $138,759,186 in 1995)                                159,209,293      140,626,604

Loans                                                   380,160,315      324,788,467
   Less allowance for credit losses                       5,942,377        4,960,000
                                                       -----------------------------
Net loans                                               374,217,938      319,828,467

Bank premises and equipment                               6,010,385        4,483,154
Interest receivable and other assets                      6,329,983        5,184,311
                                                       -----------------------------
Total assets                                           $559,725,800     $483,170,427
                                                       =============================

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
   Interest bearing                                    $430,324,792     $368,109,187
   Noninterest bearing                                   40,418,300       39,512,336
                                                       -----------------------------
Total deposits                                          470,743,092      407,621,523

Short-term borrowings                                    42,330,560       35,202,708
Interest payable and other liabilities                    5,062,044        4,210,134
                                                       -----------------------------
Total liabilities                                       518,135,696      447,034,365

Shareholders' equity:
   Common stock, no par value, $.50 stated value;
     3,000,000 shares authorized, 1,897,508 shares
     issued and outstanding (1,777,727 in 1995)             948,754          888,864
   Capital in excess of stated value                     30,893,093       27,136,543
   Retained earnings                                      9,217,448        6,878,138
   Unrealized net holding gains on securities
     available-for-sale, net of tax                         530,809        1,232,517
                                                       -----------------------------
Total shareholders' equity                               41,590,104       36,136,062
                                                       -----------------------------
Total liabilities and shareholders' equity             $559,725,800     $483,170,427
                                                       =============================


See accompanying notes.

                     Capital Holdings, Inc. and Subsidiaries

                        Consolidated Statements of Income

                                                         Year ended December 31
                                                  1996             1995            1994
                                              ---------------------------------------------
Interest income:
   Loans, including fees                      $ 29,899,157      $25,465,465     $17,750,964
   Securities:
     Taxable                                     8,914,952        8,385,922       7,877,693
     Exempt from federal income tax                682,893          671,365         595,752
   Federal funds sold                              141,916          229,409         105,553
                                              ---------------------------------------------
Total interest income                           39,638,918       34,752,161      26,329,962

Interest expense:
   Deposits                                     20,450,873       18,298,948      12,105,314
   Short-term borrowings                         1,854,351        1,665,514       1,082,411
                                              ---------------------------------------------
Total interest expense                          22,305,224       19,964,462      13,187,725
                                              ---------------------------------------------
Net interest income                             17,333,694       14,787,699      13,142,237

Provision for credit losses                        980,000          850,000         993,238
                                              ---------------------------------------------
Net interest income after provision for
   credit losses                                16,353,694       13,937,699      12,148,999

Other income:
   Securities gains (losses) - net                 (55,434)          81,185          76,540
   Other                                           929,727          672,092         558,983
                                              ---------------------------------------------
Total other income                                 874,293          753,277         635,523

Other expenses:
   Salaries and employee benefits                4,632,241        3,740,793       3,223,199
   FDIC and other insurance                          2,000          415,569         625,595
   Other                                         4,186,868        3,433,653       3,010,893
                                              ---------------------------------------------
Total other expenses                             8,821,109        7,590,015       6,859,687
                                              ---------------------------------------------
Income before provision for federal
  income tax
                                                 8,406,878        7,100,961       5,924,835
Provision for federal income tax (Note 8)        2,681,000        2,256,000       1,844,000
                                              ---------------------------------------------
Net income                                    $  5,725,878      $ 4,844,961     $ 4,080,835
                                              =============================================
Net income per share                          $       2.93      $      2.51     $      2.15
                                              =============================================


See accompanying notes.

                     Capital Holdings, Inc. and Subsidiaries

                 Consolidated Statements of Shareholders' Equity

                                                                  Capital in                    Unrealized          Total
                                                         Common    Excess of      Retained       Holding        Shareholders'
                                                         Stock   Stated Value     Earnings     Gains (Losses)       Equity
                                                    ------------------------------------------------------------------------
Balance at January 1, 1994                              $777,177   $21,177,840  $ 3,224,217     $ 1,768,016      $26,947,250
   Issuance of 13,254 shares of common stock
     at $26.50 per share                                   6,627       344,604                                       351,231
   Common stock dividend, 93,126 shares                   46,563     2,397,994   (2,452,357)                          (7,800)
   Exercise of 2,700 common stock options
     at $12.84 per share                                   1,350        33,318                                        34,668
   Net income                                                                     4,080,835                        4,080,835
   Net unrealized loss on securities
     available-for-sale, net of
     deferred income taxes of $1,979,000                                                         (3,841,591)      (3,841,591)
                                                    ------------------------------------------------------------------------
Balance at December 31, 1994                             831,717    23,953,756    4,852,695      (2,073,575)      27,564,593
   Issuance of 14,839 shares of common stock
     at $29.00 per share                                   7,420       422,911                                       430,331
   Common stock dividend, 99,455 shares                   49,727     2,759,876   (2,819,518)                          (9,915)
   Net income                                                                     4,844,961                        4,844,961
   Net unrealized gain on securities
     available-for-sale, net of
     deferred income taxes of $1,703,000                                                          3,306,092        3,306,092
                                                    ------------------------------------------------------------------------
Balance at December 31, 1995                             888,864    27,136,543    6,878,138       1,232,517       36,136,062
   Issuance of 13,010 shares of common stock
     at $33.50 per share                                   6,505       429,330                                       435,835
   Common stock dividend, 106,324 shares                  53,162     3,322,625   (3,386,568)                         (10,781)
   Exercise of 447 common stock options
     at $10.78 per share                                     223         4,595                                         4,818
   Net income                                                                     5,725,878                        5,725,878
   Net unrealized loss on securities
     available-for-sale, net of
     deferred income taxes of $361,000                                                             (701,708)        (701,708)
                                                    -----------------------------------------===================================
Balance at December 31, 1996                            $948,754   $30,893,093  $ 9,217,448    $    530,809      $41,590,104
                                                    ============================================================================







See accompanying notes.

                     Capital Holdings, Inc. and Subsidiaries

                      Consolidated Statements of Cash Flows

                                                                            YEAR ENDED DECEMBER 31
                                                                   1996            1995               1994
                                                              ------------------------------------------------
OPERATING ACTIVITIES
Net income                                                    $  5,725,878      $  4,844,961      $  4,080,835
Adjustments to reconcile net income to net cash provided
   by operating activities:
     Provision for credit losses                                   980,000           850,000           993,238
     Depreciation and amortization                                 301,854           286,597           308,200
     Amortization and accretion of security premiums and
       discounts                                                   (54,105)          (88,941)          (61,693)
     Loss (gain) on sale of investment securities                   55,434           (81,185)          (76,541)
     Deferred income tax (credit)                                 (333,200)         (247,000)         (242,000)
     Changes in assets and liabilities:
       Interest receivable and other assets                       (450,990)         (524,979)       (1,067,077)
       Interest payable and other liabilities                      851,910           508,328         1,915,016
                                                              ------------------------------------------------
Total adjustments                                                1,350,903           702,820         1,769,143
                                                              ------------------------------------------------
Net cash provided by operating activities                        7,076,781         5,547,781         5,849,978

INVESTING ACTIVITIES
Purchases of held-to-maturity securities                              --          (1,194,294)       (8,084,136)
Purchases of available-for-sale securities                     (63,954,536)      (25,102,365)      (42,676,186)
Net increase in loans                                          (55,369,471)      (73,604,609)      (56,313,644)
Purchase of bank premises and equipment                         (1,829,085)         (875,494)         (259,744)
Proceeds from sales of available-for-sale securities            35,432,969        35,044,038        13,311,100
Proceeds from maturities of available-for-sale securities        8,874,359              --                --
Proceeds from maturities of held-to-maturity securities               --           5,707,506           128,283
                                                              ------------------------------------------------
Net cash used in investing activities                          (76,845,764)      (60,025,218)      (93,894,327)

FINANCING ACTIVITIES
Net increase in deposits                                        63,121,569        50,088,811        94,801,212
Net increase (decrease) in short-term borrowings                 7,127,852         6,169,368        (2,017,852)
Issuance of common stock                                           440,653           430,331           385,899
Payment of dividends on fractional shares                          (10,781)           (9,915)           (7,800)
                                                              ------------------------------------------------
Net cash provided by financing activities                       70,679,293        56,678,595        93,161,459
                                                              ------------------------------------------------
Increase in cash and cash equivalents                              910,310         2,201,158         5,117,110
Cash and cash equivalents at beginning of year                  13,047,891        10,846,733         5,729,623
                                                              ------------------------------------------------
Cash and cash equivalents at end of year                      $ 13,958,201      $ 13,047,891      $ 10,846,733
                                                              ================================================
SUPPLEMENTAL DISCLOSURES:
   Interest paid                                              $ 22,119,961      $ 19,324,820      $ 12,406,168
                                                              ================================================
   Income taxes paid                                          $  2,975,000      $  2,498,998      $  2,075,000
                                                              ================================================
NONCASH OPERATING ACTIVITIES:
   Change in deferred income taxes on net unrealized
     gains or losses on available-for-sale securities         $   (361,482)     $  1,703,139      $ (1,979,000)
                                                              ================================================
NONCASH INVESTING ACTIVITIES:
   Change in net unrealized (loss) gain on
     available-for-sale securities                            $ (1,063,190)     $  5,009,232      $ (5,820,591)
                                                              ================================================
   Transfer of held to maturity securities to
     available-for-sale securities (Note 3)                   $          -      $ 67,345,338      $          -
                                                              ================================================


See accompanying notes.

                     Capital Holdings, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

                                December 31, 1996

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The consolidated financial statements include the accounts of Capital Holdings, Inc. (the Company) and its wholly-owned subsidiaries, Capital Bank, N.A. (the
Bank) and CBNA Building Company (CBNA). The Bank operates in the western part of Lucas County and a portion of the extreme northwest part of Wood County in northwestern Ohio as a national banking association and focuses on corporate, executive and professional customers, with the primary emphasis on deposits from and commercial loans to businesses and professionals. All significant intercompany balances and transactions have been eliminated.

The Bank is subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities.

CASH EQUIVALENTS

For purposes of the consolidated statements of cash flows, the Company has defined cash equivalents as due from banks and federal funds sold with a maturity of three months or less at date of purchase. The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets' fair values.

SECURITIES AVAILABLE-FOR-SALE AND HELD-TO-MATURITY

Management determines the appropriate classification of investment securities at the time of purchase. If the Company has the positive intent and ability to hold debt securities to maturity and designates them as held-to-maturity, such securities are stated at amortized cost. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of income tax, reported as a separate component of shareholders' equity. The Company has no trading securities.

The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security. Such amortization is included in interest income from investments. Interest and dividends are included in interest income from investments. The cost of securities sold is based on the specific identification method.

                     Capital Holdings, Inc. and Subsidiaries

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Currently, the Company invests only in on-balance-sheet derivative securities as part of the overall asset and liability management process. All such securities owned at December 31, 1996 and 1995 are issued by U. S. Government sponsored agencies and represent approximately 1.3% and 1.5%, respectively, of total assets.

LOANS

The Bank grants commercial, real estate and consumer loans to customers primarily in northwest Ohio. Interest on loans is accrued by using the simple interest method on the principal amounts outstanding. Loan origination and commitment fees are being deferred and amortized over the estimated life of the related loans as a yield adjustment.

ALLOWANCE FOR CREDIT LOSSES

Inherent to the preparation of financial statements in conformity with generally accepted accounting principles is the use of accounting estimates. These estimates are used, when uncertainties exist regarding future events, to determine the balances in asset and liability accounts. Most significantly, the Bank uses estimates in determining the value of the allowance for credit losses.

The allowance for credit losses is established through a provision for credit losses charged to operating expense. Loans are charged off against the allowance for credit losses when management believes that the collectibility of the principal is unlikely. The allowance is the estimated amount that management believes will be adequate to absorb potential losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans. The evaluations take into consideration such factors as changes in the composition and size of the loan portfolio, overall portfolio quality, review of specific problem loans, current economic conditions and industry guidelines. While management believes it uses the best information available to make evaluations, future adjustments to the allowance for credit losses may be necessary in circumstances that differ substantially from assumptions in making the evaluations.

In May 1993 the Financial Accounting Standards Board issued Statement No. 114, "Accounting by Creditors for Impairment of a Loan" (FAS No. 114), which was amended by Statement No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures" (FAS No. 118). The Company adopted the provisions of these new standards at the beginning of fiscal 1995 which had no effect on the allowance for credit losses.

                     Capital Holdings, Inc. and Subsidiaries

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful.

DEPRECIATION

Depreciation of bank premises and equipment is determined using straight-line rates over estimated useful lives.

DEPOSITS

Interest is paid on customers' deposits at varying rates and periods depending on the extent, if any, of minimum balance and holding period requirements.

RETIREMENT PLANS

The Bank maintains a retirement savings plan for substantially all employees. Within certain limitations, contributions can be made by participants on a pre-tax basis, and the Bank may contribute an amount equal to a certain percentage, as determined annually by the Board of Directors, of the participants' semi-monthly contributions. The plan provides for discretionary profit sharing contributions as determined by the Bank's management. Also, effective January 1, 1995, the Company established a Supplemental Executive Retirement Plan for certain key management employees. Total expense under these plans in 1996, 1995 and 1994 was approximately $257,000, $220,000 and $234,000, respectively.

NET INCOME PER SHARE

Net income per share is based upon the weighted average number of shares of common stock and dilutive common stock equivalents outstanding, which were 1,957,091 in 1996, 1,926,883 in 1995 and 1,900,676 in 1994, after giving retroactive effect to a 6% stock dividend issued during 1996, 1995 and 1994. Dilutive common stock equivalents consist of shares issuable under a stock option plan (see Note 9).

                     Capital Holdings, Inc. and Subsidiaries

2. CASH AND DUE FROM BANKS

At December 31, 1996 and 1995, approximately $2,354,000 and $1,547,000, respectively, was restricted due to requirements of the Federal Reserve Board to maintain certain average reserve balances.

3. INVESTMENT SECURITIES

In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (FAS No. 115). In November of 1995, the Financial Accounting Standards Board issued "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" (the Guide). In implementing the Guide, a one time opportunity was available for a company to reassess its securities classifications and transfer any or all held-to-maturity securities to available-for-sale. In accordance with the provisions of the Guide, the Company elected to transfer all of its held-to-maturity securities at December 28, 1995 to available-for-sale, at fair value of approximately $67,300,000.

The following is a summary of available-for-sale securities:

                                                              DECEMBER 31, 1996
                                        -------------------------------------------------------------
                                                           Gross           Gross
                                         Amortized       Unrealized      Unrealized        Fair
                                           Cost            Gains           Losses          Value
                                        -------------------------------------------------------------
Debt securities:
   U. S. Government and agency
     obligations                        $120,830,661     $1,092,858         $728,601     $121,194,918
   Corporate                              17,371,584        155,030           32,078       17,494,536
   Municipal                              13,313,211        363,487           15,375       13,661,323
   Mortgage-backed                         3,118,009          4,953           36,046        3,086,916
                                        -------------------------------------------------------------
                                         154,633,465      1,616,328          812,100      155,437,693
Other securities                           3,771,600           --               --          3,771,600
                                        -------------------------------------------------------------
Total securities available-for-sale     $158,405,065     $1,616,328         $812,100     $159,209,293
                                        =============================================================

                     Capital Holdings, Inc. and Subsidiaries

3. INVESTMENT SECURITIES (CONTINUED)

                                                              DECEMBER 31, 1995
                                       ----------------------------------------------------------------
                                                           Gross            Gross
                                        Amortized        Unrealized       Unrealized          Fair
                                          Cost             Gains            Losses            Value
                                       ----------------------------------------------------------------
Debt securities:
   U. S. Government and agency
     obligations                       $106,450,116      $1,611,690        $302,773        $107,759,033
   Corporate                             13,486,490         207,572           9,227          13,684,835
   Municipal                             13,248,785         391,562          21,523          13,618,824
   Mortgage-backed                        3,172,995           7,068          16,951           3,163,112
                                       ----------------------------------------------------------------
                                        136,358,386       2,217,892         350,474         138,225,804
Other securities                          2,400,800               -               -           2,400,800
                                       ----------------------------------------------------------------
Total securities available-for-sale    $138,759,186      $2,217,892        $350,474        $140,626,604
                                       ================================================================

Mortgage-backed securities consist primarily of U. S. Government agency obligations. The mortgage-backed securities have various stated maturities through December 2005. The estimated weighted average maturity of this segment of the portfolio is 2.0 years.

The carrying value of securities available-for-sale that are pledged to secure securities sold under agreements to repurchase and other deposits was $65,304,000 and $58,719,000 at December 31, 1996 and 1995, respectively.

Sales of investment securities resulted in realized gains and losses for the year ended December 31 as follows:

                         1996          1995           1994
                      --------------------------------------
Securities gains      $ 37,987      $ 128,837      $ 239,442
Securities losses      (93,421)       (47,652)      (162,902)
                      ======================================
Net gain (loss)       $(55,434)     $  81,185      $  76,540
                      ======================================

The amortized cost and fair value of investment securities at December 31, 1996 by contractual maturity are shown below. The contractual maturity is utilized below except for mortgage-backed securities which use expected maturities based on prepayment trends at the date of acquisition. Expected maturities differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                     Capital Holdings, Inc. and Subsidiaries

3. INVESTMENT SECURITIES (CONTINUED)

                                                            Amortized            Fair
                                                              Cost               Value
                                                          --------------------------------
Debt securities, excluding mortgage-
 backed securities:
     Due in one year or less                             $  10,338,378       $  10,371,084
     Due after one year through five years                  86,445,499          86,928,265
     Due after five years through ten years                 53,456,423          53,706,640
     Due after ten years                                     1,275,156           1,344,788
                                                          --------------------------------
                                                           151,515,456         152,350,777
Mortgage-backed securities:
   Due in one year or less                                     103,853             108,806
   Due after one year through five years                     3,014,156           2,978,110
                                                          --------------------------------
                                                             3,118,009           3,086,916
                                                          --------------------------------
Total debt securities                                      154,633,465         155,437,693
Other securities                                             3,771,600           3,771,600
                                                          --------------------------------
Total securities available-for-sale                       $158,405,065        $159,209,293
                                                          ================================

4. LOANS

The carrying amount of loans, classified by type, at December 31 are as follows:

                                         1996             1995
                                     -----------------------------
Commercial                           $ 79,492,459     $ 74,346,925
Real estate:
   Residential - first mortgage        86,749,725       70,968,938
   Commercial - owner occupied         76,673,023       70,121,568
   Commercial - investment            105,275,162       78,530,955
Consumer                               26,995,179       25,653,557
Other                                   5,613,398        5,766,735
                                     -----------------------------
                                      380,798,946      325,388,678
Less deferred loan fees                   638,631          600,211
                                     -----------------------------
                                      380,160,315      324,788,467
Less allowance for credit losses        5,942,377        4,960,000
                                     -----------------------------
                                     $374,217,938     $319,828,467
                                     =============================

                     Capital Holdings, Inc. and Subsidiaries

             Notes to Consolidated Financial Statements (continued)


4. LOANS (CONTINUED)

Transactions affecting the allowance for credit losses during 1996, 1995 and 1994 are summarized below:

                                    1996           1995           1994
                                 ----------------------------------------
Balance at beginning of year     $4,960,000     $4,110,000     $3,116,762
Provision for credit losses         980,000        850,000        993,238
Recoveries                            2,377           --             --
                                 ----------------------------------------
Balance at end of year           $5,942,377     $4,960,000     $4,110,000
                                 ========================================

The Bank has granted loans to certain directors of the Company and to their affiliates. Such loans are made in the ordinary course of business at the Bank's normal credit terms including interest rates and collateralization, and do not represent more than a normal risk of collection. Loans to directors, executive officers and related individuals and entities totaled approximately $15,372,000 and $15,200,000 at December 31, 1996 and 1995, respectively. During 1996, $5,020,000 of new loans were made and collections and repayments totaled $4,848,000.

5. BANK PREMISES AND EQUIPMENT

Major classes of bank premises and equipment at December 31 are as follows:

                                        1996           1995
                                     -------------------------
Cost:
   Land and improvements             $1,801,696     $1,788,121
   Buildings and improvements         2,393,053      2,393,053
   Construction in progress           1,634,958           --
   Equipment                          1,308,285      1,174,535
   Furniture and fixtures               491,028        456,508
                                     -------------------------
                                      7,629,020      5,812,217
   Less accumulated depreciation      1,618,635      1,329,063
                                     -------------------------
                                     $6,010,385     $4,483,154
                                     =========================

                     Capital Holdings, Inc. and Subsidiaries

6. DEPOSITS

The carrying amounts of deposits, classified by type, at December 31 are as follows:

                                                                    1996                  1995
                                                                ----------------------------------
Noninterest bearing demand                                      $ 40,418,300          $ 39,512,336
Interest checking                                                122,510,259            95,230,531
Savings                                                           18,091,443            19,112,226
Certificates of deposit of $100,000 or more                      138,324,266           110,203,285
Other time deposits                                              151,398,824           143,563,145
                                                                ----------------------------------
                                                                $470,743,092          $407,621,523
                                                                ==================================


The maturity distribution of certificates of deposit issued in amounts of $100,000 and over and outstanding at December 31, 1996 is:


Three months or less                                               $  61,849,452
Over three and through six months                                     28,243,510
Over six and through twelve months                                    28,736,593
Over twelve months                                                    19,494,711
                                                                   -------------
                                                                   $ 138,324,266
                                                                   =============


7. SHORT-TERM BORROWINGS

Short-term borrowings, which are comprised of various types of funds at December 31 are summarized below:

                                                             1996              1995
                                                           ----------------------------
Securities sold under agreements to
  repurchase                                              $15,530,560       $24,202,708
Federal funds borrowed                                      7,800,000         3,000,000
Advances from FHLB                                         19,000,000         8,000,000
                                                           ----------------------------
Total short-term borrowings                               $42,330,560       $35,202,708
                                                          =============================

At December 31, 1996 and 1995, the Company had $8,150,000 and $14,300,000,
respectively, of unused lines of credit to obtain short-term financing.

                     Capital Holdings, Inc. and Subsidiaries

7. SHORT-TERM BORROWINGS (CONTINUED)

The maximum amount of securities sold under agreements to repurchase during 1996 was $26,012,000 and the average for the year was $21,255,000 The underlying securities were under the Company's control.

Advances from the Federal Home Loan Bank have mortgage loans pledged as collateral of $28,500,000 and $12,000,000 at December 31, 1996 and 1995,
respectively.

Included in the securities sold under agreements to repurchase were $1,000,000 in 1996 pledged to the City of Sylvania and $5,000,000 and $3,500,000 in 1995 pledged to Lucas County, Ohio and the City of Sylvania, respectively. The weighted average maturity of the repurchase agreements is 0.1 month in 1996 and
11.7 months and 3.4 months in 1995 for Lucas County and the City of Sylvania, respectively.

8. FEDERAL INCOME TAX

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31 are as follows:

                                                                   1996           1995
                                                                -------------------------
Deferred tax liabilities:
   Unrealized net holding gains on securities available for
     sale                                                       $  273,000     $  635,000
   Tax over book depreciation                                      101,000         97,000
   Other                                                            90,000         76,000
                                                                -------------------------
Total deferred tax liabilities                                     464,000        808,000

Deferred tax assets:
   Allowance for credit losses                                   1,772,000      1,438,000
   Deferred loan fees                                               69,000         88,000
   Other                                                            63,000         27,000
                                                                -------------------------
Total deferred tax assets                                        1,904,000      1,553,000
                                                                -------------------------
Net deferred tax assets included in the caption
   "interest receivable and other assets"                       $1,440,000     $  745,000
                                                                =========================

                     Capital Holdings, Inc. and Subsidiaries

The provision (credit) for federal income tax for the years ended December 31 consists of the following:

                 1996             1995             1994
             ---------------------------------------------
Current      $ 3,014,200      $ 2,503,000      $ 2,086,000
Deferred        (333,200)        (247,000)        (242,000)
             ---------------------------------------------
Total        $ 2,681,000      $ 2,256,000      $ 1,844,000
             ==============================================

The effective tax rate differs from the statutory tax rate for the following reasons and by the following percentages:

                                                  1996       1995       1994
                                                  --------------------------
Statutory tax rate                                34.0%      34.0%      34.0%
Increase (decrease) in tax resulting from:
  Interest on investments exempt from federal
    income tax                                    (2.8)      (3.2)      (3.4)
  Other                                             .7        1.0         .5
                                                  --------------------------
Effective tax rate                                31.9%      31.8%      31.1%
                                                  ==========================

Income tax expense (benefit) related to gains and losses realized on the sale of securities amounted to approximately ($19,000), $28,000 and $26,000 for 1996, 1995 and 1994, respectively.

9. CAPITAL STOCK

During 1996, 1995 and 1994, a 6% common stock dividend was declared which resulted in the issuance of common shares totaling 106,324, 99,455 and 93,126, respectively. An amount equal to the estimated fair value thereof was transferred from retained earnings to common stock and to capital in excess of stated value.

The Company established a Directors' Stock Option Plan during 1995 to replace cash compensation for attendance at monthly board meetings and to provide an annual retainer for nonemployee directors. Accordingly, during the term of the Plan, the Company will grant directors options to purchase up to 159,000 common shares. During 1996 and 1995, 9,805, and 3,180 options, respectively, were granted at an option price equal to market

                     Capital Holdings, Inc. and Subsidiaries

9. CAPITAL STOCK (CONTINUED)

value of the underlying shares on the grant date. Each option granted under the Plan is exercisable after five years from the date of the grant and all options issued terminate at the earlier of one year following either the discontinuance of service as a director or a change in control of the Company. Options issued under the Plan are automatically adjusted for common stock dividends. The Plan expires July 1, 2005.

The Company also has stock option plans under which 285,248 shares of common stock may be issued to key employees at prices not less than market value at the date of grant. The option period is ten years from the date of grant, and no options are exercisable until the fifth anniversary of the grant. During 1996, 12,814 options were granted to key employees under these plans. Options issued under these plans are automatically adjusted for common stock dividends. The plans expire on November 22, 1998 and February 13, 2006.

The following table summarizes stock options activity for 1996, 1995 and 1994:

                                                    Options
                                            -------------------------
                                            Available                         Option Price Per
                                            for Grant     Outstanding            Share Range
                                            ---------------------------------------------------
Balance at January 1, 1994                   18,679         107,053            $10.78 to $19.52
   Granted                                   (5,281)          5,281                 $23.58
   Exercised                                                 (2,700)                $12.84
                                            ---------------------------------------------------
Balance at December 31, 1994                 13,398         109,634            $10.78 to $23.58
   Authorized                               159,000
   Granted                                   (3,180)          3,180                 $27.36
                                            ---------------------------------------------------
Balance at December 31, 1995                169,218         112,814            $10.78 to $27.36
   Authorized                               159,000
   Granted                                  (22,619)         22,619                 $29.95
   Exercised                                                   (447)                $10.78
   Forfeited                                  2,431          (2,431)           $10.78 TO $29.95
                                            ---------------------------------------------------
Balance at December 31, 1996                308,030         132,555            $10.78 TO $29.95
                                            ===================================================
Exercisable - December 31, 1996              43,066
                                            =======

In October 1995, the Financial Accounting Standards Board issued Statement No. 123, Accounting for Stock Based Compensation. The Statement requires the recording of stock options at fair value or continuing with the Company's practice of not recognizing compensation expense for fixed period awards issued at current market value. If the Company elects to continue the existing accounting, the disclosure of supplemental pro forma financial information reflecting the fair value recognition of stock option based

                     Capital Holdings, Inc. and Subsidiaries

9. CAPITAL STOCK (CONTINUED)

compensation is required. Management has assessed the impact of this requirement and determined that the pro forma impact is not material to the operations of the Company for 1996 or 1995.

10. OTHER EXPENSES

The components of other expenses are as follows:

                                                          1996            1995              1994
                                                      ---------------------------------------------
Postage, telephone and delivery                       $  643,439       $  597,374        $  320,078
Taxes, other than income                                 535,380          406,251           367,309
Professional services                                    489,546          425,968           400,716
Equipment                                                328,297          301,856           313,881
Occupancy                                                254,799          239,403           246,041
Other                                                  1,935,407        1,462,801         1,362,868
                                                      ---------------------------------------------
Total other expenses                                  $4,186,868       $3,433,653        $3,010,893
                                                      =============================================

11. COMMITMENTS

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Loan commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition in the contract. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized, if any, in the balance sheet. The Bank's maximum exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. Collateral, such as accounts receivable, securities, inventory, property and equipment, is obtained based on management's credit assessment of the borrower.

                     Capital Holdings, Inc. and Subsidiaries

11. COMMITMENTS (CONTINUED)

Fair value of the Bank's off-balance-sheet instruments (commitments to extend credit and standby letters of credit) is based on rates currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. At December 31, 1996 and 1995, the rates on existing off-balance-sheet instruments were substantially equivalent to current market rates, considering the underlying credit standing of the counterparties.

The Bank's maximum exposure to credit losses for loan commitments and standby letters of credit outstanding at December 31 was as follows:

                                                       1996
                                           --------------------------------
           Expiration                         Loan          Standby Letters
               Date                        Commitments         of Credit
---------------------------------------------------------------------------
1997                                      $104,875,000           $2,287,000
1998                                         1,782,000            1,267,000
1999 and beyond                             15,746,000            5,853,000
                                           --------------------------------
                                          $122,403,000           $9,407,000
                                           ================================

                                                       1995
                                           --------------------------------
            Expiration                        Loan          Standby Letters
               Date                        Commitments          of Credit
---------------------------------------------------------------------------
1996                                       $76,820,000           $1,273,000
1997                                         1,042,000              308,000
1998 and beyond                              5,672,000            7,076,000
                                           --------------------------------
                                           $83,534,000           $8,657,000
                                           ================================

Management does not anticipate any significant losses as a result of these commitments.

                     Capital Holdings, Inc. and Subsidiaries

12. RETAINED EARNINGS AND REGULATORY CAPITAL

Bank regulatory agencies limit the transfer of assets in the form of dividends, loans or advances from banks to the parent company. Under such limitations, the amount available for payment of dividends to the Company without obtaining prior approval of the Comptroller of the Currency was approximately $973,000 at January 1, 1997. The Bank's 1997 earnings will also become available for distribution. Restricted net assets of the Bank amounted to approximately $29,219,000 or 70% of the Company's consolidated net assets at December 31, 1996.

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Company and the Bank meet all capital adequacy requirements to which it is subject.

As of December 31, 1996, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution's category.

                     Capital Holdings, Inc. and Subsidiaries

12. RETAINED EARNINGS AND REGULATORY CAPITAL (CONTINUED)

The following schedule presents the Company's regulatory capital ratios as of December 31, 1996 (dollars in thousands):

                                                           Total            Tier I            Tier I
                                                         Risk-Based        Risk-Based         Leverage
                                                           Capital          Capital           Capital
                                                      ---------------- ----------------- -----------------
Minimum capital adequacy percentage                               8.0%             4.0%              4.0%
Percentage to be well capitalized                                10.0%             6.0%              5.0%
Actual percentage                                                11.4%            10.1%              7.6%
Required capital                                          $32,471,000      $16,236,000       $21,622,000
Capital to be well capitalized                            $40,589,000      $24,353,000       $27,271,000
Actual capital                                            $46,133,000      $41,059,000       $41,059,000

13. FAIR VALUE STATEMENT OF CONDITION

The Financial Accounting Standards Board Statement No. 107, "Disclosures about Fair Value of Financial Instruments" (Statement No. 107) requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

                     Capital Holdings, Inc. and Subsidiaries

13. FAIR VALUE STATEMENT OF CONDITION (CONTINUED)

The following is a comparative condensed consolidated statement of condition based on carrying and estimated fair values as of December 31, 1996 and 1995:

DECEMBER 31, 1996                                              Carrying            Estimated
                                                                 Value            Fair Values
                                                              ---------------------------------
ASSETS
Cash and cash equivalents                                     $  13,958,201        $ 13,958,201
Investment securities                                           159,209,293         159,209,293
Loans, net                                                      374,217,938         375,553,895
                                                              ---------------------------------
                                                                547,385,432        $548,721,389
                                                                                   ============
Other assets                                                     12,340,368
                                                               ------------
Total assets                                                   $559,725,800
                                                               ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits                                                       $470,743,092        $471,157,243
Short-term borrowings                                            42,330,560          42,320,671
                                                               ------------
                                                                513,073,652        $513,477,914
                                                                                   ============
Other liabilities                                                 5,062,044
                                                                -----------
                                                                518,135,696
Shareholders' equity                                             41,590,104
                                                               ------------
Total liabilities and shareholders' equity                     $559,725,800
                                                               ============

                     Capital Holdings, Inc. and Subsidiaries

13. FAIR VALUE STATEMENT OF CONDITION (CONTINUED)

DECEMBER 31, 1995                                              Carrying            Estimated
                                                                 Value            Fair Values
                                                              ----------------------------------
ASSETS
Cash and cash equivalents                                     $  13,047,891        $  13,047,891
Investment securities                                           140,626,604          140,626,604
Loans, net                                                      319,828,467          317,776,564
                                                              ----------------------------------
                                                                473,502,962         $471,451,059
                                                                                    ============
Other assets                                                      9,667,465
                                                               ------------
Total assets                                                   $483,170,427
                                                               ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits                                                       $407,621,523         $408,055,342
Short-term borrowings                                            35,202,708           35,214,429
                                                               ------------
                                                                442,824,231         $443,269,771
                                                                                    ============
Other liabilities                                                 4,210,134
                                                               ------------
                                                                447,034,365
Shareholders' equity                                             36,136,062
                                                               ------------
Total liabilities and shareholders' equity                     $483,170,427
                                                               ============

14. CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

                                                                                DECEMBER 31
                                                                        1996                  1995
                                                                     ---------------------------------
CONDENSED BALANCE SHEETS
Assets:
   Cash                                                              $   570,350           $   484,567
   Investment in and advances to subsidiaries                         40,717,004            35,605,795
   Other assets                                                          302,750                45,700
                                                                     ---------------------------------
Total assets                                                         $41,590,104           $36,136,062
                                                                     =================================
Shareholders' equity                                                 $41,590,104           $36,136,062
                                                                     =================================

                     Capital Holdings, Inc. and Subsidiaries

             Notes to Consolidated Financial Statements (continued)

14. CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY (CONTINUED)

                                                            YEAR ENDED DECEMBER 31
                                                    1996             1995            1994
                                                ----------------------------------------------
CONDENSED STATEMENTS OF INCOME
Dividend from subsidiary                        $ 10,000,000      $      --        $      --
Interest and fee income                                  450              900              900
Expenses                                              87,489           68,939           66,114
                                                ----------------------------------------------
Income (loss) before equity in
   undistributed net income of subsidiaries        9,912,961          (68,039)         (65,214)
(Decrease) increase in undistributed net
   income of subsidiaries                         (4,187,083)       4,913,000        4,146,049
                                                ----------------------------------------------
Net income                                      $  5,725,878      $ 4,844,961      $ 4,080,835
                                                ==============================================

                                                                     YEAR ENDED DECEMBER 31
                                                           1996              1995             1994
                                                        ----------------------------------------------
CONDENSED STATEMENTS OF CASH FLOWS
Operating activities:
   Net income                                           $  5,725,878      $ 4,844,961      $ 4,080,835
   Adjustments to reconcile net income to net cash
     provided by (used in) operating activities:
       Equity in undistributed net income of
         subsidiaries                                      4,187,083       (4,913,000)      (4,146,049)
       Decrease (increase) in other assets                       450           13,250          (13,250)
                                                        ----------------------------------------------
Net cash provided by (used in) operating activities
                                                           9,913,411          (54,789)         (78,464)
Investing activities:
   Increase in note receivable from subsidiary
                                                         (10,000,000)            --               --
   Investment in subsidiaries                                   --           (425,000)        (500,000)
   Purchase of investment securities                        (257,500)          (5,000)          (5,000)
                                                        ----------------------------------------------
Net cash used in investing activities                    (10,257,500)        (430,000)        (505,000)
Financing activities:
   Issuance of common stock                                  440,653          430,331          385,899
   Payment of dividends                                      (10,781)          (9,915)          (7,800)
                                                        ----------------------------------------------
Net cash provided by financing activities                    429,872          420,416          378,099
                                                        ----------------------------------------------
Increase (decrease) in cash                                   85,783          (64,373)        (205,365)
Cash at beginning of year                                    484,567          548,940          754,305
                                                        ----------------------------------------------
Cash at end of year                                     $    570,350      $   484,567      $   548,940
                                                        ==============================================