Form 10-K405, Exhibit 13
period 1997-12-31
CAPITAL HOLDINGS INC
filed 1998-03-19
CIK 837858

                                                                      Exhibit 13






                                Consolidated Financial Statements

                                CAPITAL HOLDINGS, INC. AND SUBSIDIARIES


                                Years Ended December 31, 1997, 1996 and 1995 with Report of Independent Auditors




                            [ERNST & YOUNG LLP LOGO]

                     Capital Holdings, Inc. and Subsidiaries

                        Consolidated Financial Statements

                  Years Ended December 31, 1997, 1996 and 1995


                                    CONTENTS



Report of Independent Auditors........................................1

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheets...........................................2
Consolidated Statements of Income.....................................3
Consolidated Statements of Shareholders' Equity.......................4
Consolidated Statements of Cash Flows.................................5
Notes to Consolidated Financial Statements............................6

                         [ERNST & YOUNG LLP LETTERHEAD]



                         REPORT OF INDEPENDENT AUDITORS


Board of Directors and Shareholders
Capital Holdings, Inc.


We have audited the accompanying consolidated balance sheets of Capital Holdings, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Capital Holdings, Inc. and subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



                                           /s/ Ernst & Young LLP



January 16, 1998

                     Capital Holdings, Inc. and Subsidiaries

                           Consolidated Balance Sheets


                                                                                DECEMBER 31
                                                                       1997                  1996
                                                              ---------------------------------------------
ASSETS
Cash and due from banks                                          $      15,291,951     $      13,958,201
Federal funds sold                                                       8,000,000
                                                              ---------------------------------------------
Cash and cash equivalents                                               23,291,951            13,958,201

Investment securities available-for-sale, at fair
   value (amortized cost $165,465,350 in 1997
   and $158,405,065 in 1996)                                           167,520,873           159,209,293

Loans                                                                  469,036,091           380,160,315
   Less allowance for loan losses                                        6,947,377             5,942,377
                                                              ---------------------------------------------
Net loans                                                              462,088,714           374,217,938

Bank premises and equipment                                              9,548,218             6,010,385
Interest receivable and other assets                                     7,090,107             6,329,983
                                                              ---------------------------------------------

TOTAL ASSETS                                                     $     669,539,863     $     559,725,800
                                                              =============================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
   Interest bearing                                              $     529,791,363     $     430,324,792
   Noninterest bearing                                                  49,869,745            40,418,300
                                                              ---------------------------------------------
Total deposits                                                         579,661,108           470,743,092

Short-term borrowings                                                   30,295,269            42,330,560
Interest payable and other liabilities                                   9,036,804             5,062,044
                                                              ---------------------------------------------
Total liabilities                                                      618,993,181           518,135,696

Shareholders' equity:
   Common stock, no par value, $.50 stated value;
     3,000,000 shares authorized,
     1,991,922 shares issued and
     outstanding (1,897,508 in 1996)                                       995,961               948,754
   Capital in excess of stated value                                    33,179,413            30,893,093
   Retained earnings                                                    15,014,646             9,217,448
   Net unrealized holding gains on securities
     available-for-sale, net of tax                                      1,356,662               530,809
                                                              ---------------------------------------------
Total shareholders' equity                                              50,546,682            41,590,104
                                                              ---------------------------------------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                       $     669,539,863     $     559,725,800
                                                              =============================================

See accompanying notes.

                     Capital Holdings, Inc. and Subsidiaries

                        Consolidated Statements of Income

                                                                          YEAR ENDED DECEMBER 31
                                                               1997                1996               1995
                                                     ------------------------------------------------------------
INTEREST INCOME:
Loans, including fees                                   $    36,924,103     $    29,899,157    $    25,465,465
Securities:
   Taxable                                                    9,671,309           8,914,952          8,385,922
   Exempt from federal income tax                               697,916             682,893            671,365
Federal funds sold                                              299,661             141,916            229,409
                                                     ------------------------------------------------------------
Total interest income                                        47,592,989          39,638,918         34,752,161

INTEREST EXPENSE:
Deposits                                                     25,651,782          20,450,873         18,298,948
Short-term borrowings                                         1,373,872           1,854,351          1,665,514
                                                     ------------------------------------------------------------
Total interest expense                                       27,025,654          22,305,224         19,964,462
                                                     ------------------------------------------------------------
Net interest income                                          20,567,335          17,333,694         14,787,699

Provision for loan losses                                     1,005,000             980,000            850,000
                                                     ------------------------------------------------------------
Net interest income after provision
   for loan losses                                           19,562,335          16,353,694         13,937,699

OTHER INCOME:
   Securities (losses) gains--net                                (1,797)            (55,434)            81,185
   Other                                                      1,207,137             929,727            672,092
                                                     ------------------------------------------------------------
Total other income                                            1,205,340             874,293            753,277

OTHER EXPENSES:
   Salaries and employee benefits                             5,669,559           4,632,241          3,740,793
   FDIC and other insurance                                      62,199               2,000            415,569
   Other                                                      5,020,232           4,186,868          3,433,653
                                                     ------------------------------------------------------------
Total other expenses                                         10,751,990           8,821,109          7,590,015
                                                     ------------------------------------------------------------

Income before provision for federal
   income tax                                                10,015,685           8,406,878          7,100,961
Provision for federal income tax                              3,234,000           2,681,000          2,256,000
                                                     ------------------------------------------------------------

NET INCOME                                              $     6,781,685     $     5,725,878    $     4,844,961
                                                     ============================================================

Net income per share:
   Basic                                                $          3.57     $          3.04    $          2.59
   Diluted                                                         3.43                2.94               2.51


See accompanying notes.

                     Capital Holdings, Inc. and Subsidiaries

                 Consolidated Statements of Shareholders' Equity


                                                                              Capital in                                 Total
                                                                  Common      Excess of     Retained    Unrealized    Shareholders'
                                                                   Stock     Stated Value   Earnings   Gains (Losses)    Equity
                                                                --------------------------------------------------------------------

Balance at January 1, 1995                                       $831,717     $23,953,756  $ 4,852,695  $(2,073,575)  $27,564,593
Issuance of 14,839 shares of common stock at $29.00 per share       7,420         422,911                                 430,331
Common stock dividend, 99,455 shares                               49,727       2,759,876   (2,819,518)                    (9,915)
Net income                                                                                   4,844,961                  4,844,961
Net unrealized gain on securities available-for-sale, net of
   tax effect of $1,703,000                                                                               3,306,092     3,306,092
                                                                --------------------------------------------------------------------
Balance at December 31, 1995                                      888,864      27,136,543    6,878,138    1,232,517    36,136,062
Issuance of 13,010 shares of common stock at $33.50 per share       6,505         429,330                                 435,835
Common stock dividend, 106,324 shares                              53,162       3,322,625   (3,386,568)                   (10,781)
Exercise of 447 common stock options at $10.78 per share              223           4,595                                   4,818
Net income                                                                                   5,725,878                  5,725,878
Net unrealized loss on securities available-for-sale, net of
   tax effect of $361,000                                                                                  (701,708)     (701,708)
                                                                --------------------------------------------------------------------
Balance at December 31, 1996                                      948,754      30,893,093    9,217,448      530,809    41,590,104
Issuance of 10,427 shares of common stock                           5,213         452,812                                 458,025
Cash dividend--$.51 per share                                                                 (984,487)                  (984,487)
Exercise of 83,987 common stock options, including tax benefit     41,994       1,833,508                               1,875,502
Net income                                                                                   6,781,685                  6,781,685
Net unrealized gain on securities available-for-sale, net of
   tax effect of $425,000                                                                                   825,853       825,853
                                                                --------------------------------------------------------------------

BALANCE AT DECEMBER 31, 1997                                     $995,961     $33,179,413  $15,014,646  $ 1,356,662   $50,546,682
                                                                ====================================================================


See accompanying notes.

                     Capital Holdings, Inc. and Subsidiaries

                      Consolidated Statements of Cash Flows

                                                                             YEAR ENDED DECEMBER 31
                                                                     1997              1996            1995
                                                             ------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                     $    6,781,685   $    5,725,878   $     4,844,961
Adjustments to reconcile net income to net cash
   provided by operating activities:
     Provision for loan losses                                      1,005,000          980,000           850,000
     Depreciation and amortization                                    469,909          301,854           286,597
     Amortization and accretion of security premiums
       and discounts                                                  (73,781)         (54,105)          (88,941)
     Loss (gain) on sale of investment securities                       1,797           55,434           (81,185)
     Deferred income tax (credit)                                     (71,200)        (333,200)         (247,000)
     Changes in assets and liabilities:
       Interest receivable and other assets                        (1,114,366)        (450,990)         (524,979)
       Interest payable and other liabilities                       3,636,133          851,910           508,328
                                                             ------------------------------------------------------
Total adjustments                                                   3,853,492        1,350,903           702,820
                                                             ------------------------------------------------------
Net cash provided by operating activities                          10,635,177        7,076,781         5,547,781

INVESTING ACTIVITIES
Purchases of held-to-maturity securities                                                              (1,194,294)
Purchases of available-for-sale securities                        (48,375,145)     (63,954,536)      (25,102,365)
Net increase in loans                                             (88,875,776)     (55,369,471)      (73,604,609)
Purchase of bank premises and equipment                            (4,007,742)      (1,829,085)         (875,494)
Proceeds from sales of available-for-sale securities               28,999,960       35,432,969        35,044,038
Proceeds from maturities of available-for-sale securities          12,386,884        8,874,359
Proceeds from maturities of held-to-maturity securities                                                5,707,506
                                                             ------------------------------------------------------
Net cash used in investing activities                             (99,871,819)     (76,845,764)      (60,025,218)

FINANCING ACTIVITIES
Net increase in deposits                                          108,918,016       63,121,569        50,088,811
Net (decrease) increase in short-term borrowings                  (12,035,291)       7,127,852         6,169,368
Issuance of common stock                                            2,333,527          440,653           430,331
Cash dividends paid                                                  (645,860)         (10,781)           (9,915)
                                                             ------------------------------------------------------
Net cash provided by financing activities                          98,570,392       70,679,293        56,678,595
                                                             ------------------------------------------------------
Increase in cash and cash equivalents                               9,333,750          910,310         2,201,158
Cash and cash equivalents at beginning of year                     13,958,201       13,047,891        10,846,733
                                                             ------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                       $   23,291,951   $   13,958,201    $   13,047,891
                                                             ======================================================
SUPPLEMENTAL DISCLOSURES
   Interest paid                                               $   26,386,253   $   22,119,961    $   19,324,820
                                                             ======================================================
  Income taxes paid                                            $    3,325,000   $    2,975,000    $    2,498,998
                                                             ======================================================
NONCASH OPERATING ACTIVITIES
Change in deferred income taxes on net unrealized
  gains or losses on available-for-sale securities             $      425,439   $     (361,482)   $    1,703,139
                                                             ======================================================
NONCASH INVESTING ACTIVITIES
Change in net unrealized gain (loss) on
  available-for-sale securities                                $    1,251,292   $   (1,063,190)  $     5,009,232
                                                             ======================================================
Transfer of held to maturity securities to
  available-for-sale securities                                $            -   $            -   $    67,345,338
                                                             ======================================================

See accompanying notes.

                     Capital Holdings, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

                                December 31, 1997


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

                     Capital Holdings, Inc. and Subsidiaries

1.     ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

Currently, the Company invests only in on-balance-sheet derivative securities as part of the overall asset and liability management process. All such securities owned at December 31, 1997 and 1996 are issued by U. S. Government sponsored agencies and represent approximately .7% and 1.3%, respectively, of total assets.

LOANS

The Bank grants commercial, real estate and consumer loans to customers primarily in northwest Ohio. Interest on loans is accrued by using the simple interest method on the principal amounts outstanding. Loan origination and commitment fees are being deferred and amortized over the estimated life of the related loans as a yield adjustment.

ALLOWANCE FOR LOAN LOSSES

Inherent to the preparation of financial statements in conformity with generally accepted accounting principles is the use of accounting estimates. These estimates are used, when uncertainties exist regarding future events, to determine the balances in asset and liability accounts. Most significantly, the Bank uses estimates in determining the value of the allowance for loan losses.

The allowance for loan losses is established through a provision for loan losses charged to operating expense. Loans are charged off against the allowance for loan losses when management believes that the loan is impaired or the collectibility of the principal is unlikely. The allowance is the estimated amount that management believes will be adequate to absorb potential losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans. The evaluations take into consideration such factors as changes in the composition and size of the loan portfolio, overall portfolio quality, review of specific problem loans, current economic conditions and industry guidelines. While management believes it uses the best information available to make evaluations, future adjustments to the allowance for loan losses may be necessary in circumstances that differ substantially from assumptions in making the evaluations.

Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful.

                    Capital Holdings, Inc. and Subsidiaries
            Notes to Consolidated Financial Statements -- Continued


1.     ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

DEPRECIATION

Depreciation of bank premises and equipment is determined using straight-line rates over estimated useful lives.

DEPOSITS

Interest is paid on customers' deposits at varying rates and periods depending on the extent, if any, of minimum balance and holding period requirements.

RETIREMENT PLANS

The Bank maintains a retirement savings plan for substantially all employees. Within certain limitations, contributions can be made by participants on a pre-tax basis, and the Bank may contribute an amount equal to a certain percentage, as determined annually by the Board of Directors, of the participants' semi-monthly contributions. The plan provides for discretionary profit sharing contributions as determined by the Bank's management. The Company also maintains a Supplemental Executive Retirement Plan for certain key management employees. Total expense under these plans in 1997, 1996 and 1995 was approximately $389,000, $257,000 and $220,000, respectively.

EARNINGS PER SHARE

The Company adopted Financial Accounting Standards Board ("FASB") Statement No. 128, Earnings Per Share effective December 31, 1997. SFAS Statements No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share is calculated by dividing income available to common shareholders by the weighted-average number of common shares outstanding. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to the Statement 128 requirements.

                     Capital Holdings, Inc. and Subsidiaries

1.     ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

REPORTING COMPREHENSIVE INCOME AND DISCLOSING SEGMENT INFORMATION

FASB Statement Numbers 130 and 131 require the Company to report comprehensive income and make disclosures about segments meeting specific criteria for fiscal years beginning after December 15, 1997. The Company will adopt Statement Numbers 130 and 131 as of January 1, 1998. The impact of adopting these statements is not expected to be material.

2.     CASH AND DUE FROM BANKS

At December 31, 1997 and 1996, approximately $3,687,000 and $2,354,000, respectively, was restricted due to requirements of the Federal Reserve Board to maintain certain average reserve balances.

3.     INVESTMENT SECURITIES

In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (FAS No. 115). In November of 1995, the Financial Accounting Standards Board issued "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" (the Guide). In implementing the Guide, a one time opportunity was available for a company to reassess its securities classifications and transfer any or all held-to-maturity securities to available-for-sale. In accordance with the provisions of the Guide, the Company elected to transfer all of its held-to-maturity securities at December 28, 1995 to available-for-sale, at fair value of approximately $67,300,000.

The following is a summary of available-for-sale securities:

                                                         DECEMBER 31, 1997
                               -----------------------------------------------------------------------
                                                       GROSS            GROSS
                                   AMORTIZED        UNREALIZED        UNREALIZED          FAIR
                                      COST             GAINS            LOSSES            VALUE
                               -----------------------------------------------------------------------
Debt securities:
   U. S. Government and
     agency obligations          $  128,850,936     $  1,463,782      $  291,451      $  130,023,267
   Corporate                         15,421,610          200,902           8,481          15,614,031
   Municipal                         13,497,064          541,136                          14,038,200
   Mortgage-backed                    3,101,840            4,026          17,961           3,087,905
                               -----------------------------------------------------------------------
                                    160,871,450        2,209,846         317,893         162,763,403
Other securities                      4,593,900          163,570                           4,757,470
                               -----------------------------------------------------------------------

TOTAL                            $  165,465,350     $  2,373,416      $  317,893      $  167,520,873
                               =======================================================================

                     Capital Holdings, Inc. and Subsidiaries

3.     INVESTMENT SECURITIES--CONTINUED

                                                         DECEMBER 31, 1996
                               -----------------------------------------------------------------------
                                                       GROSS            GROSS
                                   AMORTIZED        UNREALIZED        UNREALIZED          FAIR
                                      COST             GAINS            LOSSES            VALUE
                               -----------------------------------------------------------------------
Debt securities:
   U. S. Government and
     agency obligations          $  120,830,661     $  1,092,858      $  728,601      $  121,194,918
   Corporate                         17,371,584          155,030          32,078          17,494,536
   Municipal                         13,313,211          363,487          15,375          13,661,323
   Mortgage-backed                    3,118,009            4,953          36,046           3,086,916
                               -----------------------------------------------------------------------
                                    154,633,465        1,616,328         812,100         155,437,693
Other securities                      3,771,600                                            3,771,600
                               -----------------------------------------------------------------------

TOTAL                            $  158,405,065     $  1,616,328      $  812,100      $  159,209,293
                               =======================================================================

Mortgage-backed securities consist primarily of U. S. Government agency obligations. The mortgage-backed securities have various stated maturities through December 2005. The estimated weighted average maturity of this segment of the portfolio is 1.0 years.

The carrying value of securities available-for-sale that are pledged to secure securities sold under agreements to repurchase and other deposits was $107,076,000 and $65,304,000 at December 31, 1997 and 1996, respectively.

Sales of investment securities resulted in realized gains and losses for the year ended December 31 as follows:

                                          1997            1996            1995
                                     ------------------------------------------------

Securities gains                       $     24,899   $     37,987    $    128,837
Securities losses                           (26,696)       (93,421)        (47,652)
                                     ------------------------------------------------

NET (LOSS) GAIN                        $     (1,797)  $    (55,434)   $     81,185
                                     ================================================

The amortized cost and fair value of investment securities at December 31, 1997 by contractual maturity are shown below. The contractual maturity is utilized below except for mortgage-backed securities which use expected maturities based on prepayment trends at the date of acquisition. Expected maturities differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                     Capital Holdings, Inc. and Subsidiaries

3.     INVESTMENT SECURITIES--CONTINUED

                                                            Amortized               Fair
                                                               Cost                Value
                                                     -------------------------------------------
Debt securities, excluding
   mortgage-backed securities:
     Due in one year or less                            $      16,181,733    $     16,222,349
     Due after one year through five years                     86,744,801          87,467,594
     Due after five years through ten years                    53,771,027          54,796,838
     Due after ten years                                        1,072,049           1,188,717
                                                     -------------------------------------------
                                                              157,769,610         159,675,498
Mortgage-backed securities:
   Due in one year or less                                      1,094,431           1,093,435
   Due after one year through five years                        2,007,409           1,994,470
                                                     -------------------------------------------
                                                                3,101,840           3,087,905
                                                     -------------------------------------------
Total debt securities                                         160,871,450         162,763,403

Other securities                                                4,593,900           4,757,470
                                                     -------------------------------------------

TOTAL                                                   $     165,465,350    $    167,520,873
                                                     ===========================================

4.     LOANS

The carrying amount of loans, classified by type, at December 31 are as follows:

                                                                1997                  1996
                                                     --------------------------------------------

Commercial                                              $     103,060,887     $     79,492,459
Real estate:
   Residential--first mortgage                                104,659,213           86,749,725
   Commercial--owner occupied                                  99,537,241           76,673,023
   Commercial--investment                                     130,107,734          105,275,162
   Consumer                                                    27,848,835           26,995,179
   Other                                                        4,507,631            5,613,398
                                                     --------------------------------------------
                                                              469,721,541          380,798,946
Less deferred loan fees                                           685,450              638,631
                                                     --------------------------------------------
                                                              469,036,091          380,160,315
Less allowance for loan losses                                  6,947,377            5,942,377
                                                     --------------------------------------------

                                                        $     462,088,714     $    374,217,938
                                                     ============================================

                     Capital Holdings, Inc. and Subsidiaries

4.     LOANS--CONTINUED

Transactions affecting the allowance for loan losses for the year ended December 31 are summarized below:

                                                    1997               1996               1995
                                           ---------------------------------------------------------

Balance--January 1                             $   5,942,377     $   4,960,000    $    4,110,000
Provision for loan losses                          1,005,000           980,000           850,000
Recoveries                                                               2,377
                                           ---------------------------------------------------------

BALANCE--DECEMBER 31                           $   6,947,377     $   5,942,377    $    4,960,000
                                           =========================================================

The Bank has granted loans to certain directors of the Company and to their affiliates. Such loans are made in the ordinary course of business at the Bank's normal credit terms including interest rates and collateralization, and do not represent more than a normal risk of collection. Loans to directors, executive officers and related individuals and entities totaled approximately $15,637,000 and $14,810,000 at December 31, 1997 and 1996, respectively.
During 1997, $7,402,000 of new loans were made and collections and repayments totaled $6,575,000.

5.     BANK PREMISES AND EQUIPMENT

Major classes of bank premises and equipment at December 31 are as follows:

                                                            1997                1996
                                                     -----------------------------------------
Cost:
   Land and improvements                                $     2,076,648     $     1,801,696
   Buildings and improvements                                 6,765,301           2,393,053
   Construction in progress                                                       1,634,958
   Equipment                                                  1,866,464           1,308,285
   Furniture and fixtures                                       797,373             491,028
                                                     -----------------------------------------
                                                             11,505,786           7,629,020
   Less accumulated depreciation                              1,957,568           1,618,635
                                                     -----------------------------------------

                                                        $     9,548,218     $     6,010,385
                                                     =========================================

                     Capital Holdings, Inc. and Subsidiaries

6.     DEPOSITS

The carrying amounts of deposits, classified by type, at December 31 are as follows:

                                                               1997                  1996
                                                       ---------------------------------------------

Noninterest bearing demand                                $      49,869,745     $      40,418,300
Interest checking                                               146,291,238           122,510,259
Savings                                                          17,296,887            18,091,443
Certificates of deposit of $100,000 or more                     206,451,627           138,324,266
Other time deposits                                             159,751,611           151,398,824
                                                       ---------------------------------------------

                                                          $     579,661,108     $     470,743,092
                                                       =============================================

The maturity distribution of certificates of deposit issued in amounts of $100,000 and over and outstanding at December 31, 1997 is:

Three months or less                                             $     93,831,121
Over three and through six months                                      34,268,133
Over six and through twelve months                                     34,533,345
Over twelve months                                                     43,819,028
                                                              ---------------------

                                                                 $    206,451,627
                                                              =====================

7.     SHORT-TERM BORROWINGS

Short-term borrowings, which are comprised of various types of funds at December 31 are summarized below:

                                                               1997               1996
                                                     ------------------------------------------
Securities sold under agreements to
  repurchase                                            $     14,395,269    $    15,530,560
Federal funds borrowed                                                            7,800,000
Advances from FHLB                                            15,900,000         19,000,000
                                                     ------------------------------------------

TOTAL SHORT-TERM BORROWINGS                             $     30,295,269    $    42,330,560
                                                     ==========================================

                     Capital Holdings, Inc. and Subsidiaries

7.     SHORT-TERM BORROWINGS--CONTINUED

At December 31, 1997 and 1996, the Company had $36,200,000 and $8,150,000,
respectively, of unused lines of credit to obtain short-term financing.

The maximum amount of securities sold under agreements to repurchase during 1997 was $14,395,000 and the average for the year was $12,926,000. The underlying securities were under the Company's control.

Advances from the Federal Home Loan Bank have mortgage loans pledged as collateral of $23,850,000 and $28,500,000 at December 31, 1997 and 1996,
respectively.

Included in the securities sold under agreements to repurchase were $1,000,000 in 1996 pledged to the City of Sylvania. The weighted average maturity of the repurchase agreements is 0.1 month in 1996.

8.     FEDERAL INCOME TAX

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31 are as follows:

                                                                       1997               1996
                                                              ----------------------------------------
Deferred tax liabilities:
   Unrealized net holding gains on
     securities available for sale                               $      698,000     $      273,000
   Tax over book depreciation                                           126,000            101,000
   Other                                                                304,000             90,000
                                                              ----------------------------------------
Total deferred tax liabilities                                        1,128,000            464,000

Deferred tax assets:
   Allowance for loan losses                                          2,113,000          1,772,000
   Deferred loan fees                                                    57,000             69,000
   Other                                                                 44,000             63,000
                                                              ----------------------------------------
Total deferred tax assets                                             2,214,000          1,904,000
                                                              ----------------------------------------

NET DEFERRED TAX ASSETS INCLUDED IN THE CAPTION "INTEREST
   RECEIVABLE AND OTHER ASSETS"                                  $    1,086,000     $    1,440,000
                                                              ========================================

                     Capital Holdings, Inc. and Subsidiaries

8.     FEDERAL INCOME TAX--CONTINUED

The provision (credit) for federal income tax for the years ended December 31 consists of the following:

                                                          1997              1996             1995
                                                    ------------------------------------------------------

    Current                                            $   3,305,200     $   3,014,200    $   2,503,000
    Deferred                                                 (71,200)         (333,200)        (247,000)
                                                    ------------------------------------------------------

    TOTAL                                              $   3,234,000     $   2,681,000    $   2,256,000
                                                    ======================================================

The effective tax rate differs from the statutory tax rate for the following reasons and by the following percentages:

                                                            1997             1996            1995
                                                       --------------------------------------------------

    Statutory tax rate                                        34.0%           34.0%            34.0%
    Increase (decrease) in tax resulting from:
       Interest on investments exempt from
         federal income tax                                   (2.4)           (2.8)            (3.2)
       Other                                                    .7              .7              1.0
                                                       --------------------------------------------------

    EFFECTIVE TAX RATE                                        32.3%           31.9%            31.8%
                                                       ==================================================

Income tax expense (benefit) related to gains and losses realized on the sale of securities amounted to approximately ($1,000), ($19,000) and $28,000 for 1997, 1996 and 1995, respectively.

                     Capital Holdings, Inc. and Subsidiaries

9.     CAPITAL STOCK

During 1996 and 1995, a 6% common stock dividend was declared which resulted in the issuance of common shares totaling 106,324 and 99,455, respectively. An amount equal to the estimated fair value thereof was transferred from retained earnings to common stock and to capital in excess of stated value.

The Company established a Directors' Stock Option Plan during 1995 to replace cash compensation for attendance at monthly board meetings and to provide an annual retainer for nonemployee directors. Accordingly, during the term of the Plan, the Company will grant directors options to purchase up to 159,000 common shares. During 1997 and 1996, 12,350, and 9,805 options, respectively, were granted at an option price equal to market value of the underlying shares on the grant date. Each option granted under the Plan is exercisable after five years from the date of the grant and all options issued terminate at the earlier of one year following either the discontinuance of service as a director or a change in control of the Company. Options issued under the Plan are automatically adjusted for common stock dividends. The Plan expires July 1, 2005.

The Company also has stock option plans under which 285,248 shares of common stock may be issued to key employees at prices not less than market value at the date of grant. The option period is ten years from the date of grant, and no options are exercisable until the fifth anniversary of the grant. During 1997, 15,500 options were granted to key employees under these plans. Options issued under these plans are automatically adjusted for common stock dividends. The plans expire on November 22, 1998 and February 13, 2006.

                     Capital Holdings, Inc. and Subsidiaries

9.     CAPITAL STOCK--CONTINUED

The following table summarizes stock options activity for 1997, 1996 and 1995:

                                                    Options
                                         -------------------------------
                                           Available                      Option Price Per
                                           for Grant     Outstanding         Share Range
                                         -------------------------------------------------------

Balance at January 1, 1995                   13,398           109,634        $10.78 to $23.58
Authorized                                  159,000
Granted                                      (3,180)            3,180        $27.36
                                         -------------------------------
Balance at December 31, 1995                169,218           112,814        $10.78 to $27.36
Authorized                                  159,000
Granted                                     (22,619)           22,619        $29.95
Exercised                                                        (447)       $10.78
Forfeited                                     2,431            (2,431)       $10.78 to $33.50
                                         -------------------------------
Balance at December 31, 1996                308,030           132,555        $10.78 TO $33.50
Granted                                     (27,850)           27,850        $37.50
Exercised                                                     (83,987)       $10.78 TO $16.44
                                         -------------------------------

BALANCE AT DECEMBER 31, 1997                280,180            76,418        $10.78 TO $37.50
                                         ===============================

EXERCISABLE - DECEMBER 31, 1997              13,348
                                         ===============


In October 1995, the Financial Accounting Standards Board issued Statement No. 123, Accounting for Stock Based Compensation. The Statement requires the recording of stock options at fair value or continuing with the Company's practice of not recognizing compensation expense for fixed period awards issued at current market value. If the Company elects to continue the existing accounting, the disclosure of supplemental pro forma financial information reflecting the fair value recognition of stock option based compensation is required. Management has assessed the impact of this requirement and determined that the pro forma impact is not material to the operations of the Company for 1997 or 1996. Management used the Black Sholes valuation model to perform this assessment. Key assumptions included an estimated volatility of .206, expected option life of 10 years, an expected dividend yield of 6%, and a risk free interest rate of 7%.

                     Capital Holdings, Inc. and Subsidiaries

9.     CAPITAL STOCK--CONTINUED

The following table sets forth the computation of basic and diluted earnings per share:

                                                               YEAR ENDED DECEMBER 31
                                                       1997             1996              1995
                                                 -----------------------------------------------------

Numerator for basic and diluted
  earnings per share:
     Net income                                    $    6,781,685   $    5,725,878    $    4,844,961
                                                 =====================================================

Denominator:
   Denominator for basic earnings per
     share--weighted-average shares                     1,899,904        1,884,278         1,869,017

Effect of securities:
   Employee stock options                                  75,914           63,377            58,662
                                                 -----------------------------------------------------

Denominator for diluted earnings per
   share--adjusted weighted-average
   shares for assumed conversions                       1,975,818        1,947,655         1,927,679
                                                 =====================================================

BASIC EARNINGS PER SHARE                           $         3.57   $         3.04    $         2.59
                                                 =====================================================

DILUTED EARNINGS PER SHARE                         $         3.43   $         2.94    $         2.51
                                                 =====================================================

                     Capital Holdings, Inc. and Subsidiaries

10.    OTHER EXPENSES

The components of other expenses for the years ended December 31 are as follows:

                                                        1997            1996               1995
                                               -----------------------------------------------------

Postage, telephone and delivery                   $     689,346    $     643,439     $     597,374
Professional services                                   611,217          489,546           425,968
Taxes, other than income                                396,055          535,380           406,251
Other                                                 3,323,614        2,518,503         2,004,060
                                               -----------------------------------------------------

TOTAL OTHER EXPENSES                              $   5,020,232    $   4,186,868     $   3,433,653
                                               =====================================================

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

These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized, if any, in the balance sheet. The Bank's maximum exposure to loan loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. Collateral, such as accounts receivable, securities, inventory, property and equipment, is obtained based on management's credit assessment of the borrower.

                     Capital Holdings, Inc. and Subsidiaries

11.    COMMITMENTS--CONTINUED

Fair value of the Bank's off-balance-sheet instruments (commitments to extend credit and standby letters of credit) is based on rates currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. At December 31, 1997 and 1996, the rates on existing off-balance-sheet instruments were substantially equivalent to current market rates, considering the underlying credit standing of the counterparties.

The Bank's maximum exposure to credit losses for loan commitments and standby letters of credit outstanding at December 31 was as follows:

                                                       1997
                                    ---------------------------------------------
            EXPIRATION                      LOAN             STANDBY LETTERS
               DATE                      COMMITMENTS            OF CREDIT
---------------------------------------------------------------------------------

1998                                   $    157,039,000       $      3,013,000
1999                                         13,172,000              2,983,000
2000 and beyond                              16,698,000              7,443,000
                                    ---------------------------------------------

                                       $    186,909,000       $     13,439,000
                                    =============================================

                                                       1996
                                    ---------------------------------------------

1997                                   $    104,875,000       $      2,287,000
1998                                          1,782,000              1,267,000
1999 and beyond                              15,746,000              5,853,000
                                    ---------------------------------------------

                                       $    122,403,000       $      9,407,000
                                    =============================================

Management does not anticipate any significant losses as a result of these commitments.

                     Capital Holdings, Inc. and Subsidiaries

12.    RETAINED EARNINGS AND REGULATORY CAPITAL

Bank regulatory agencies limit the transfer of assets in the form of dividends, loans or advances from banks to the parent company. As of January 1, 1998, the Bank must earn $911,000 or obtain the prior regulatory approval of the Comptroller of the Currency for payment of dividends to the Company. Additional 1998 earnings will also become available for distribution. Restricted net assets of the Bank amounted to approximately $33,598,000 or 66% of the Company's consolidated net assets at December 31, 1997.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Company and the Bank meet all capital adequacy requirements to which it is subject.

As of December 31, 1997, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution's category.

                     Capital Holdings, Inc. and Subsidiaries

12.    RETAINED EARNINGS AND REGULATORY CAPITAL--CONTINUED

The following schedule presents the Company's regulatory capital ratios as of December 31:

                                                       Total          Tier I         Tier I
                                                    Risk-Based      Risk-Based      Leverage
                                                      Capital        Capital         Capital
                                                  ------------------------------------------------

Minimum capital adequacy percentage                      8%              4%             4%
Percentage to be well capitalized                       10%              6%             5%
Actual percentage--December 31, 1997                     11.1%            9.8%           7.7%
Actual percentage--December 31, 1996                     11.4%           10.1%           7.6%

December 31, 1997:
   Required capital                                 $  40,126,000  $  20,063,000   $  25,648,000
   Capital to be well capitalized                      50,158,000     30,095,000      32,059,000
   Actual capital                                      55,468,000     49,190,000      49,190,000

December 31, 1996:
   Required capital                                 $  32,471,000  $  16,236,000   $  21,622,000
   Capital to be well capitalized                      40,589,000     24,353,000      27,271,000
   Actual capital                                      46,133,000     41,059,000      41,059,000

13.    FAIR VALUE STATEMENT OF CONDITION

The Financial Accounting Standards Board Statement No. 107, Disclosures about Fair Value of Financial Instruments (Statement No. 107) requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements.
Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

                     Capital Holdings, Inc. and Subsidiaries

13.    FAIR VALUE STATEMENT OF CONDITION--CONTINUED

The following is a comparative condensed consolidated statement of condition based on carrying and estimated fair values as of December 31, 1997 and 1996:

                                                                            1997
                                                          ------------------------------------------
                                                               CARRYING            ESTIMATED
                                                                 VALUE            FAIR VALUES
                                                          ------------------------------------------
Assets:
   Cash and cash equivalents                                $     23,291,951    $      23,291,951
   Investment securities                                         167,520,873          167,520,873
   Loans, net                                                    462,088,714          464,062,180
                                                          ------------------------------------------

                                                                 652,901,538    $     654,875,004
                                                                              ======================
   Other assets                                                   16,638,325
                                                          ---------------------

TOTAL ASSETS                                                $    669,539,863
                                                          =====================

Liabilities and shareholders' equity:
   Deposits                                                 $    579,661,108    $     579,851,786
   Short-term borrowings                                          30,295,269           30,295,269
                                                          ------------------------------------------

                                                                 609,956,377    $     610,147,055
                                                                              ======================
   Other liabilities                                               9,036,804
                                                          ---------------------
                                                                 618,993,181
Shareholders' equity:                                             50,546,682
                                                          ---------------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                  $    669,539,863
                                                          =====================

                     Capital Holdings, Inc. and Subsidiaries

13.    FAIR VALUE STATEMENT OF CONDITION--CONTINUED

                                                                            1996
                                                          -------------------------------------------
                                                                CARRYING            ESTIMATED
                                                                 VALUE             FAIR VALUES
                                                          -------------------------------------------
Assets:
   Cash and cash equivalents                                $      13,958,201    $      13,958,201
   Investment securities                                          159,209,293          159,209,293
   Loans, net                                                     374,217,938          375,553,895
                                                          -------------------------------------------

                                                                  547,385,432    $     548,721,389
                                                                               ======================
   Other assets                                                    12,340,368
                                                          ----------------------
TOTAL ASSETS                                                $     559,725,800
                                                          ======================

Liabilities and shareholders' equity:
   Deposits                                                 $     470,743,092    $     471,157,243
   Short-term borrowings                                           42,330,560            42,320,671
                                                          -------------------------------------------
                                                                  513,073,652    $     513,477,914
                                                                               ======================
   Other liabilities                                                5,062,044
                                                          ----------------------
                                                                  518,135,696
Shareholders' equity                                               41,590,104
                                                          ----------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                  $     559,725,800
                                                          ======================

14.    CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

                                                                         DECEMBER 31
                                                                  1997                  1996
                                                          --------------------------------------------
CONDENSED BALANCE SHEETS
Assets:
   Cash                                                      $       1,500,001     $         570,350
   Investment in and advances to subsidiaries                       49,033,260            40,717,004
   Other assets                                                        352,048               302,750
                                                          --------------------------------------------
TOTAL ASSETS                                                 $      50,885,309     $      41,590,104
                                                          ============================================
Liabilities and shareholders' equity:
   Other liabilities--dividends payable                      $         338,627     $               0
   Shareholders' equity                                             50,546,682            41,590,104
                                                          --------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                   $      50,885,309     $      41,590,104
                                                          ============================================

                     Capital Holdings, Inc. and Subsidiaries

14.    CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY--CONTINUED

                                                                         YEAR ENDED DECEMBER 31
                                                       -------------------------------------------------------
                                                              1997               1996              1995
                                                       -------------------------------------------------------
CONDENSED STATEMENTS OF INCOME
Dividend from subsidiary                                 $   4,000,000    $   10,000,000
Interest and fee income                                        675,810               450     $          900
Expenses                                                       769,870            87,489             68,939
                                                       -------------------------------------------------------
Income (loss) before equity in undistributed net
   income of subsidiaries                                    3,905,940         9,912,961            (68,039)
Increase (decrease) in undistributed net income of
  subsidiaries                                               2,875,745        (4,187,083)         4,913,000
                                                       -------------------------------------------------------

NET INCOME                                               $   6,781,685    $    5,725,878     $    4,844,961
                                                       =======================================================

CONDENSED STATEMENTS OF CASH FLOWS
OPERATING ACTIVITIES
Net income                                               $   6,781,685    $    5,725,878     $    4,844,961
Adjustments to reconcile net income to net cash
  provided by (used in) operating activities:
Equity in undistributed net income of subsidiaries          (2,875,745)        4,187,083         (4,913,000)
Decrease (increase) in other assets                            209,159               450             13,250
                                                       -------------------------------------------------------
Net cash provided by (used in) operating activities          4,115,099         9,913,411            (54,789)

INVESTING ACTIVITIES
Increase in note receivable from subsidiary                 (4,000,000)      (10,000,000)
Investment in subsidiaries                                    (722,615)                            (425,000)
Purchase of investment securities                             (150,500)         (257,500)            (5,000)
                                                       -------------------------------------------------------
Net cash used in investing activities                       (4,873,115)      (10,257,500)          (430,000)

FINANCING ACTIVITIES
Issuance of common stock                                     2,333,527           440,653            430,331
Payment of dividends                                          (645,860)          (10,781)            (9,915)
                                                       -------------------------------------------------------
Net cash provided by financing activities                    1,687,667           429,872            420,416
                                                       -------------------------------------------------------

Increase (decrease) in cash                                    929,651            85,783            (64,373)
Cash at beginning of year                                      570,350           484,567            548,940
                                                       -------------------------------------------------------

CASH AT END OF YEAR                                      $   1,500,001    $      570,350     $      484,567
                                                       =======================================================