Form 10-K, Exhibit 13
period 1998-12-31
CAPITAL HOLDINGS INC
filed 1999-02-23
CIK 837858

                                                                      Exhibit 13


                         Consolidated Financial Statements

                         CAPITAL HOLDINGS, INC. AND
                         SUBSIDIARIES



                         Years Ended December 31, 1998, 1997 and 1996 with Report of Independent Auditors

                     Capital Holdings, Inc. and Subsidiaries

                        Consolidated Financial Statements

                  Years Ended December 31, 1998, 1997 and 1996


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


We have audited the accompanying consolidated balance sheets of Capital Holdings, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Capital Holdings, Inc. and subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.






January 15, 1999

                   Capital Holdings, Inc. and Subsidiaries

                         Consolidated Balance Sheets

                                                            DECEMBER 31
                                                         1998           1997
                                                     ---------------------------
Assets
Cash and due from banks                              $ 18,262,969   $ 15,291,951
Federal funds sold                                     11,000,000      8,000,000
                                                     ---------------------------
Cash and cash equivalents                              29,262,969     23,291,951

Investment securities available-for-sale, at fair
   value (amortized cost $181,529,214 in 1998
   and $165,465,350 in 1997)                          184,583,020    167,520,873

Loans                                                 578,369,916    469,036,091
Less allowance for loan losses                          8,145,982      6,947,377
                                                     ---------------------------
Net loans                                             570,223,934    462,088,714

Bank premises and equipment                             9,751,447      9,548,218
Interest receivable and other assets                    7,806,606      7,090,107
                                                     ---------------------------
TOTAL ASSETS                                         $801,627,976   $669,539,863
                                                     ===========================
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
   Deposits:
     Interest bearing                                $606,571,823   $529,791,363
     Noninterest bearing                               56,494,624     49,869,745
                                                     ---------------------------
   Total deposits                                     663,066,447    579,661,108

Short-term borrowings                                  72,016,334     30,295,269
Interest payable and other liabilities                  8,122,982      9,036,804
                                                     ---------------------------
Total liabilities                                     743,205,763    618,993,181

Shareholders' equity:
   Common stock, no par value, $.50 stated value;
     3,000,000 shares authorized,
     2,016,408 shares issued and
     outstanding (1,991,922 in 1997)                    1,008,204        995,961
   Capital in excess of stated value                   34,201,997     33,179,413
   Retained earnings                                   21,197,999     15,014,646
   Accumulated other comprehensive income               2,014,013      1,356,662
                                                     ---------------------------
Total shareholders' equity                             58,422,213     50,546,682
                                                     ---------------------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY           $801,627,976   $669,539,863
                                                     ===========================

See accompanying notes.

                     Capital Holdings, Inc. and Subsidiaries

                        Consolidated Statements of Income

                                                 YEAR ENDED DECEMBER 31
                                          1998           1997            1996
                                      -------------------------------------------
INTEREST INCOME
Loans, including fees                 $ 43,725,781   $ 36,924,103    $ 29,899,157
Securities:
   Taxable                              10,594,117      9,671,309       8,914,952
   Exempt from federal income tax          710,187        697,916         682,893
Federal funds sold                         537,377        299,661         141,916
                                      -------------------------------------------
Total interest income                   55,567,462     47,592,989      39,638,918

INTEREST EXPENSE
Deposits                                29,022,126     25,651,782      20,450,873
Short-term borrowings                    2,728,797      1,373,872       1,854,351
                                      -------------------------------------------
Total interest expense                  31,750,923     27,025,654      22,305,224
                                      -------------------------------------------
Net interest income                     23,816,539     20,567,335      17,333,694

Provision for loan losses                1,230,000      1,005,000         980,000
                                      -------------------------------------------
Net interest income after provision
   for loan losses                      22,586,539     19,562,335      16,353,694

OTHER INCOME
Securities gains (losses)--net              63,555         (1,797)        (55,434)
Other                                    1,617,848      1,207,137         929,727
                                      -------------------------------------------
Total other income                       1,681,403      1,205,340         874,293

OTHER EXPENSES
Salaries and employee benefits           6,610,813      5,669,559       4,632,241
FDIC and other insurance                    69,651         62,199           2,000
Other                                    5,853,786      5,020,232       4,186,868
                                      -------------------------------------------
Total other expenses                    12,534,250     10,751,990       8,821,109
                                      -------------------------------------------
Income before provision for federal
   income tax                           11,733,692     10,015,685       8,406,878
Provision for federal income tax         3,805,000      3,234,000       2,681,000
                                      -------------------------------------------
NET INCOME                            $  7,928,692   $  6,781,685    $  5,725,878
                                      ===========================================

Net income per share:
   Basic                              $       3.96   $       3.57    $       3.04
   Diluted                                    3.89           3.43            2.94


See accompanying notes.

                     Capital Holdings, Inc. and Subsidiaries

                 Consolidated Statements of Shareholders' Equity


                                                                                             Accumulated
                                                           Capital in                           Other             Total
                                             Common        Excess of         Retained       Comprehensive     Shareholders'
                                              Stock       Stated Value       Earnings          Income            Equity
                                            ---------------------------------------------------------------------------------
Balance at January 1, 1996                  $   888,864  $  27,136,543    $   6,878,138    $   1,232,517    $   36,136,062
Net income                                                                    5,725,878                          5,725,878
Net unrealized loss on securities
   available-for-sale,
   net of tax effect of $361,000                                                                (701,708)         (701,708)
                                                                                                         -----------------
Comprehensive income                                                                                            41,160,232
Exercise of 447 common stock options
  at $10.78 per share                               223          4,595                                               4,818
Issuance of 13,010 shares of common
   stock at $33.50 per share                      6,505        429,330                                             435,835
Common stock dividend, 106,324 shares            53,162      3,322,625       (3,386,568)                           (10,781)
                                            ------------------------------------------------------------------------------
Balance at December 31, 1996                    948,754     30,893,093        9,217,448          530,809        41,590,104
Net income                                                                    6,781,685                          6,781,685
Net unrealized gain on securities
   available-for-sale,
   net of tax effect of $425,000                                                                 825,853           825,853
                                                                                                         -----------------
Comprehensive income                                                                                            49,197,642
Exercise of 83,987 common stock options,
   including tax benefit                         41,994      1,833,508                                           1,875,502
Issuance of 10,427 shares of commons stock        5,213        452,812                                             458,025
Cash dividend--$.51 per share                                                  (984,487)                          (984,487)
                                            ------------------------------------------------------------------------------
Balance at December 31, 1997                    995,961     33,179,413       15,014,646        1,356,662        50,546,682
Net income                                                                    7,928,692                          7,928,692
Net unrealized gain on securities
   available-for-sale,
   net of tax effect of $342,000                                                                 657,351           657,351
                                                                                                         -----------------
Comprehensive income                                                                                            59,132,725
Exercise of 8,556 common stock options,
   including tax benefit                          4,278        193,114                                             197,392
Issuance of 15,930 shares of common stock         7,965        829,470                                             837,435
Cash dividend--$.87 per share                                                (1,745,339)                        (1,745,339)
                                            ------------------------------------------------------------------------------

Balance at December 31, 1998                $ 1,008,204   $ 34,201,997    $  21,197,999    $   2,014,013   $    58,422,213
                                            ==============================================================================


See accompanying notes.

                     Capital Holdings, Inc. and Subsidiaries

                      Consolidated Statements of Cash Flows

                                                                            YEAR ENDED DECEMBER 31
                                                                    1998              1997              1996
                                                             ---------------------------------------------------
OPERATING ACTIVITIES
Net income                                                     $    7,928,692   $    6,781,685    $    5,725,878
Adjustments to reconcile net income to net cash
   provided by operating activities:
     Provision for loan losses                                      1,230,000        1,005,000           980,000
     Depreciation and amortization                                    706,252          469,909           301,854
     Amortization and accretion of security premiums
       and discounts                                                  (46,746)         (73,781)          (54,105)
     (Gain) loss on sale of investment securities                     (63,555)           1,797            55,434
     Deferred income tax credit                                      (345,000)         (71,200)         (333,200)
     Changes in assets and liabilities:
       Interest receivable and other assets                          (712,431)      (1,114,366)         (450,990)
       Interest payable and other liabilities                      (1,059,133)       3,636,133           851,910
                                                             ---------------------------------------------------
Total adjustments                                                    (290,613)       3,853,492         1,350,903
                                                             ---------------------------------------------------
Net cash provided by operating activities                           7,638,079       10,635,177         7,076,781

INVESTING ACTIVITIES
Purchases of available-for-sale securities                        (76,970,518)     (48,375,145)      (63,954,536)
Net increase in loans                                            (109,365,220)     (88,875,776)      (55,369,471)
Purchase of bank premises and equipment                              (909,481)      (4,007,742)       (1,829,085)
Proceeds from sales of available-for-sale securities               53,691,672       28,999,960        35,432,969
Proceeds from maturities of available-for-sale securities           7,325,283       12,386,884         8,874,359
                                                             ---------------------------------------------------
Net cash used in investing activities                            (126,228,264)     (99,871,819)      (76,845,764)

FINANCING ACTIVITIES
Net increase in deposits                                           83,405,339      108,918,016        63,121,569
Net increase (decrease)  in short-term borrowings                  41,721,065      (12,035,291)        7,127,852
Issuance of common stock                                            1,034,827        2,333,527           440,653
Cash dividends paid                                                (1,600,028)        (645,860)          (10,781)
                                                             ---------------------------------------------------
Net cash provided by financing activities                         124,561,203       98,570,392        70,679,293
                                                             ---------------------------------------------------
Increase in cash and cash equivalents                               5,971,018        9,333,750           910,310
Cash and cash equivalents at beginning of year                     23,291,951       13,958,201        13,047,891
                                                             ---------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                       $   29,262,969   $   23,291,951    $   13,958,201
                                                             ===================================================
SUPPLEMENTAL DISCLOSURES
Interest paid                                                  $   31,273,946   $   26,386,253    $   22,119,961
                                                             ===================================================
Income taxes paid                                              $    4,026,000   $    3,325,000    $    2,975,000
                                                             ===================================================
NONCASH OPERATING ACTIVITIES
Change in deferred income taxes on net unrealized
  gains or losses on available-for-sale securities             $      342,416   $      425,439    $     (361,482)
                                                             ===================================================
NONCASH INVESTING ACTIVITIES
Change in net unrealized gain (loss) on
  available-for-sale securities                                $    1,001,283   $    1,251,292    $   (1,063,190)
                                                             ===================================================

See accompanying notes.

                     Capital Holdings, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

                                December 31, 1998


1.     ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The consolidated financial statements include the accounts of Capital Holdings, Inc. (the Company) and its wholly-owned subsidiaries, Capital Bank, N.A. (the
Bank) and CBNA Building Company (CBNA). The Bank conducts business in the western part of Lucas County and a portion of the extreme northwest part of Wood County in northwestern Ohio as a national banking association and focuses on corporate, executive and professional customers, with the primary emphasis on deposits from and commercial loans to businesses and professionals. All significant intercompany balances and transactions have been eliminated.

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

                     Capital Holdings, Inc. and Subsidiaries

1.     ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

Currently, the Company invests only in on-balance-sheet derivative securities as part of the overall asset and liability management process. All such securities owned at December 31, 1998 and 1997 are issued by U. S. Government sponsored agencies and represent approximately .2% and .7%, respectively, of total assets.

LOANS AND REVENUE RECOGNITION

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

RETIREMENT PLANS

The Bank maintains a retirement savings plan for substantially all employees. Within certain limitations, contributions can be made by participants on a pre-tax basis, and the Bank may contribute an amount equal to a certain percentage, as determined annually by the Board of Directors, of the participants' semi-monthly contributions. The plan provides for discretionary profit sharing contributions as determined by the Bank's management. The Company also maintains a Supplemental Executive Retirement Plan for certain key management employees. Total expense under these plans in 1998, 1997 and 1996 was approximately $354,000, $394,000 and $257,000, respectively.

REPORTING COMPREHENSIVE INCOME

As of January 1, 1998, the Company adopted Statement 130, Reporting Comprehensive Income. Statement 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this Statement has no impact on the Company's net income or shareholders' equity. Statement 130 requires unrealized gains or losses on the Company's available-for-sale securities, which prior to adoption were reported separately in shareholders' equity, to be included in other comprehensive income. Prior year financial statements have been reclassified to conform to the requirements of Statement 130.

                     Capital Holdings, Inc. and Subsidiaries

1.     ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

OPERATING SEGMENT

On January 1, 1998, Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS
131), became effective. Statement 131 established standards for the reporting of information about operating segments and related disclosures about products and services, geographic areas and major customers. The Company operates primarily in one business segment as a focused commercial business lender. The Company offers a full set of commercial lending products and services through one banking office and a comprehensive courier program that enhances customer service. The Company's primary sources of revenue are interest income and fees from its investments and commercial loan products.

REPORTING DERIVATIVE INSTRUMENTS & HEDGING ACTIVITIES

FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, establishes accounting and reporting standards for hedging activities and derivative instruments. The Statement is effective for fiscal years beginning after June 15, 1999. The Company will adopt Statement 133 as of January 1, 2000. The impact of adopting this statement is not expected to be material.

2.     CASH AND DUE FROM BANKS

At December 31, 1998 and 1997, approximately $1,478,000 and $3,687,000, respectively, was restricted due to requirements of the Federal Reserve Board to maintain certain average reserve balances.

                     Capital Holdings, Inc. and Subsidiaries

3.     INVESTMENT SECURITIES

The following is a summary of available-for-sale securities:

                                                         December 31, 1998
                               ---------------------------------------------------------------------
                                                       Gross            Gross
                                   Amortized        Unrealized        Unrealized          Fair
                                      Cost             Gains            Losses            Value
                               ---------------------------------------------------------------------
Debt securities:
   U. S. Government and
     agency obligations           $ 143,884,327     $  2,275,426      $  152,189       $ 146,007,564
   Corporate                         15,875,541          313,204           8,652          16,180,093
   Municipal                         14,445,974          628,059             339          15,073,694
   Mortgage-backed                    1,662,772            4,343           6,046           1,661,069
                               ---------------------------------------------------------------------
                                    175,868,614        3,221,032         167,226         178,922,420
Other securities                      5,660,600                                            5,660,600
                               ---------------------------------------------------------------------

TOTAL                             $ 181,529,214     $  3,221,032      $  167,226       $ 184,583,020
                               =====================================================================


                                                         December 31, 1997
                               ---------------------------------------------------------------------
                                                       Gross            Gross
                                   Amortized        Unrealized        Unrealized          Fair
                                      Cost             Gains            Losses            Value
                               ---------------------------------------------------------------------
Debt securities:
   U. S. Government and
     agency obligations           $ 128,850,936      $ 1,463,782      $  291,451       $ 130,023,267
   Corporate                         15,421,610          200,902           8,481          15,614,031
   Municipal                         13,497,064          541,136                          14,038,200
   Mortgage-backed                    3,101,840            4,026          17,961           3,087,905
                               ---------------------------------------------------------------------
                                    160,871,450        2,209,846         317,893         162,763,403
Other securities                      4,593,900          163,570                           4,757,470
                               ---------------------------------------------------------------------

Total                             $ 165,465,350      $ 2,373,416      $  317,893       $ 167,520,873
                               =====================================================================

The carrying value of securities available-for-sale that are pledged to secure securities sold under agreements to repurchase and other deposits was $116,696,000 and $107,076,000 at December 31, 1998 and 1997, respectively.

                     Capital Holdings, Inc. and Subsidiaries

3.     INVESTMENT SECURITIES--CONTINUED

Sales of investment securities resulted in realized gains and losses for the year ended December 31 as follows:

                                          1998            1997            1996
                                     ---------------------------------------------
Securities gains                       $     72,457   $     24,899    $     37,987
Securities losses                            (8,902)       (26,696)        (93,421)
                                     ---------------------------------------------

NET GAIN (LOSS)                        $     63,555   $     (1,797)   $    (55,434)
                                     =============================================

The amortized cost and fair value of investment securities at December 31, 1998 by contractual maturity are shown below. The contractual maturity is utilized below except for mortgage-backed securities which use expected maturities based on prepayment trends at the date of acquisition. Expected maturities differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                            Amortized               Fair
                                                               Cost                 Value
                                                     ----------------------------------------
Debt securities, excluding
 mortgage-backed securities:
     Due in one year or less                            $      12,953,694    $     13,047,609
     Due after one year through five years                    104,326,643         106,104,982
     Due after five years through ten years                    56,437,436          57,540,836
     Due after ten years                                          488,069             567,924
                                                     ----------------------------------------
                                                              174,205,842         177,261,351
Mortgage-backed securities:
     Due in one year or less                                    1,430,542           1,432,173
     Due after ten years                                          232,230             228,896
                                                     ----------------------------------------
                                                                1,662,772           1,661,069
                                                     ----------------------------------------
Total debt securities                                         175,868,614         178,922,420

Other securities                                                5,660,600           5,660,600
                                                     ----------------------------------------

TOTAL                                                   $     181,529,214    $    184,583,020
                                                     ========================================

                     Capital Holdings, Inc. and Subsidiaries

4.     LOANS

The carrying amount of loans, classified by type, at December 31 are as follows:

                                                               1998                  1997
                                                     ------------------------------------------
Commercial                                              $     124,643,361     $     103,060,887
Real estate:
   Residential--first mortgage                                121,358,239           104,659,213
   Commercial--owner occupied                                 118,559,796            99,537,241
   Commercial--investment                                     182,888,352           130,107,734
   Consumer                                                    27,260,608            27,848,835
   Other                                                        4,570,835             4,507,631
                                                     ------------------------------------------
                                                              579,281,191           469,721,541
Less deferred loan fees                                           911,275               685,450
                                                     ------------------------------------------
                                                              578,369,916           469,036,091
Less allowance for loan losses                                  8,145,982             6,947,377
                                                     ------------------------------------------
                                                        $     570,223,934     $     462,088,714
                                                     ==========================================

Transactions affecting the allowance for loan losses for the year ended December 31 are summarized below:

                                                   1998               1997               1996
                                           ------------------------------------------------------
  Balance--January 1                           $    6,947,377    $   5,942,377     $    4,960,000
  Provision for loan losses                         1,230,000        1,005,000            980,000
  Net (charge offs)  recoveries                       (31,395)                              2,377
                                           ------------------------------------------------------
                                               $    8,145,982    $   6,947,377     $    5,942,377
                                           ======================================================

The Bank has granted loans to certain directors of the Company and to their affiliates. Such loans are made in the ordinary course of business at the Bank's normal credit terms including interest rates and collateralization, and do not represent more than a normal risk of collection. Loans to directors, executive officers and related individuals and entities totaled approximately $16,528,000 and $15,205,000 at December 31, 1998 and 1997, respectively. During 1998, $12,172,000 of new loans were made and collections and repayments totaled $10,849,000. The Bank had no material impaired loans at December 31, 1998, 1997 and 1996.

                     Capital Holdings, Inc. and Subsidiaries

5.     BANK PREMISES AND EQUIPMENT

Major classes of bank premises and equipment at December 31 are as follows:

                                                            1998                1997
                                                     --------------------------------------
Cost:
   Land and improvements                                $     2,098,382     $     2,076,648
   Buildings and improvements                                 6,831,900           6,765,301
   Equipment                                                  2,553,194           1,866,464
   Furniture and fixtures                                       821,393             797,373
                                                     --------------------------------------
                                                             12,304,869          11,505,786
   Less accumulated depreciation                              2,553,422           1,957,568
                                                     --------------------------------------

                                                        $     9,751,447     $     9,548,218
                                                     ======================================

6.     DEPOSITS

The carrying amounts of deposits, classified by type, at December 31 are as follows:

                                                                 1998                  1997
                                                       ------------------------------------------
Noninterest bearing demand                                $      56,494,624     $      49,869,745
Interest checking                                               214,565,048           146,291,238
Savings                                                          17,898,867            17,296,887
Certificates of deposit of $100,000 or more                     218,687,386           206,451,627
Other time deposits                                             155,420,522           159,751,611
                                                       ------------------------------------------

                                                          $     663,066,447     $     579,661,108
                                                       ==========================================


The maturity distribution of certificates of deposit issued in amounts of $100,000 and over and outstanding at December 31, 1998 is:

Three months or less                                             $     97,329,393
Over three and through six months                                      36,632,228
Over six and through twelve months                                     47,462,342
Over twelve months                                                     37,263,423
                                                              -------------------
                                                                 $    218,687,386
                                                              ===================



                     Capital Holdings, Inc. and Subsidiaries

7.     SHORT-TERM BORROWINGS

Short-term borrowings, which are comprised of various types of funds at December 31 are summarized below:

                                                                    1998              1997
                                                             -----------------------------------
Securities sold under agreements to repurchase                  $   14,625,863   $    14,395,269
Advances from FHLB                                                  53,900,000        15,900,000
Other                                                                3,490,471
                                                             -----------------------------------
TOTAL SHORT-TERM BORROWINGS                                     $   72,016,334   $    30,295,269
                                                             ===================================

At December 31, 1998 and 1997, the Company had $24,260,000 and $36,200,000,
respectively, of unused lines of credit to obtain short-term financing.

The maximum amount of securities sold under agreements to repurchase during 1998 was $22,068,000 and the average for the year was $17,790,000. The underlying securities were under the Company's control.

Advances from the Federal Home Loan Bank have mortgage loans pledged as collateral of $80,850,000 and $23,850,000 at December 31, 1998 and 1997,
respectively.

Other short-term borrowings include demand notes issued by the Bank to the U.S. Treasury under the Treasury's tax and loan note program.

                     Capital Holdings, Inc. and Subsidiaries

8.     FEDERAL INCOME TAX

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31 are as follows:

                                                                    1998             1997
                                                              -------------------------------
Deferred tax liabilities:
   Unrealized net holding gains on
     securities available for sale                              $   1,040,000   $     698,000
   Tax over book depreciation                                         164,000         126,000
   Other                                                              398,000         304,000
                                                              -------------------------------
Total deferred tax liabilities                                      1,602,000       1,128,000

Deferred tax assets:
   Allowance for loan losses                                        2,543,000       2,113,000
   Deferred loan fees                                                 105,000          57,000
   Other                                                               45,000          44,000
                                                              -------------------------------
Total deferred tax assets                                           2,693,000       2,214,000
                                                              -------------------------------
NET DEFERRED TAX ASSETS INCLUDED IN THE CAPTION "INTEREST
   RECEIVABLE AND OTHER ASSETS"                                 $   1,091,000   $   1,086,000
                                                              ===============================

The provision (credit) for federal income tax for the years ended December 31 consists of the following:

                                                          1998              1997             1996
                                                    ---------------------------------------------------
    Current                                            $   4,150,000     $   3,305,200    $   3,014,200
    Deferred                                                (345,000)          (71,200)        (333,200)
                                                    ---------------------------------------------------
    TOTAL                                              $   3,805,000     $   3,234,000    $   2,681,000
                                                    ===================================================

                     Capital Holdings, Inc. and Subsidiaries

8.     FEDERAL INCOME TAX--CONTINUED

The effective tax rate differs from the statutory tax rate for the following reasons and by the following percentages:

                                                              1998             1997            1996
                                                       --------------------------------------------
    Statutory tax rate                                        34.0%           34.0%            34.0%
    Increase (decrease) in tax resulting from:
       Interest on investments exempt from
         federal income tax                                   (1.9)           (2.4)            (2.8)
       Other                                                    .3              .7               .7
                                                       --------------------------------------------
    EFFECTIVE TAX RATE                                        32.4%           32.3%            31.9%
                                                       ============================================

Income tax expense (benefit) related to gains and losses realized on the sale of securities amounted to approximately, and $22,000, ($1,000), and ($19,000) for 1998, 1997 and 1996, respectively.

9.     CAPITAL STOCK

The Company has long-term incentive plans under which it has awarded stock options to executive officers, directors and other key personnel. The Directors' Stock Option Plan (the Plan) was established in 1995 and allows the Company to grant directors options to purchase up to 159,000 common shares. Each option granted under the plan is exercisable at the date of the grant and all options issued terminate at the earlier of (1) one year following either the discontinuance of service as a director, (2) change in control of the Company, or (3) ten years from the date of grant. During 1998, 12,500 options were granted to Directors under this plan. Options issued under the Plan are automatically adjusted for common stock dividends. The Plan expires July 1, 2005.

The Company also has established, in 1988 and 1996, stock option plans under which shares of common stock may be issued to key employees at prices not less than market value at the date of grant. The option period is ten years from the date of grant, and no options are exercisable until the fifth anniversary of the grant. During 1998, 97,336 options were granted to key employees under these plans. Options issued under these plans are automatically adjusted for common stock dividends. These plans expire ten years from the date they were established.

                     Capital Holdings, Inc. and Subsidiaries

9.     CAPITAL STOCK--CONTINUED

The Company has elected to follow Accounting Principles Board Opinion No 25. Accounting for Stock Issued to Employees (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, Accounting for Stock-Based Compensation, requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Pro forma information regarding net income and earnings per share is required by Statement 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1998, 1997 and 1996, respectively: risk-free interest rates of 6.0%, 6.0% and 7.0%; dividend yield of 2.0%, 2.0% and 6.0%; volatility factors of the expected market price of the Company's common stock of .20, .20 and .21; and a weighted-average expected life of the option of 7.5 years.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands except for earnings per share information):

                                                        1998             1997              1996
                                                  ---------------- ----------------- ----------------
Proforma net income                                  $    7,274       $   6,639         $    5,706
Proforma basic earnings per share                    $    3.63        $    3.49         $     3.03
Proforma dilute earnings per share                   $    3.57        $    3.36         $     2.93

                     Capital Holdings, Inc. and Subsidiaries

9.     CAPITAL STOCK--CONTINUED

The following table summarizes stock options activity for 1998, 1997 and 1996:

                                                    Options
                                         -------------------------------
                                           Available                      Option Price Per
                                           for Grant     Outstanding         Share Range
                                         ---------------------------------------------------
Balance at January 1, 1996                  169,218           112,814       $10.78 to $27.36
Authorized                                  159,000
Granted                                     (22,619)           22,619       $29.95
Exercised                                                        (447)      $10.78
Forfeited                                     2,431            (2,431)      $10.78 to $33.50
                                         -------------------------------
Balance at December 31, 1996                308,030           132,555       $10.78 to $33.50
Granted                                     (27,850)           27,850       $37.50
Exercised                                                     (83,987)      $10.78 to $16.44
                                         -------------------------------
Balance at December 31, 1997                280,180            76,418       $10.78 to $37.50
Granted                                    (109,836)          109,836       $44.50 to $54.50
Exercised                                                      (8,556)      $10.78 to $47.00
Forfeited                                                        (200)      $47.00
                                         -------------------------------
BALANCE AT DECEMBER 31, 1998                170,344           177,498       $10.78 TO $54.50
                                         ===============================
EXERCISABLE--DECEMBER 31, 1998               47,634
                                         ===============

The following table sets forth the computation of basic and diluted earnings per share:

                                                               Year Ended December 31
                                                       1998              1997              1996
                                                 -----------------------------------------------------
Numerator for basic and diluted
   earnings per share:
     Net income                                    $    7,928,692   $    6,781,685    $    5,725,878
                                                 =====================================================
Denominator:
   Denominator for basic earnings per
     share--weighted-average shares                     2,002,486        1,899,904         1,884,278

Effect of securities:
   Employee stock options                                  34,379           75,914            63,377
                                                 -----------------------------------------------------

Denominator for diluted earnings per
   share--adjusted weighted-average shares for
   assumed conversions                                  2,036,865        1,975,818         1,947,655
                                                 =====================================================

Basic earnings per share                           $         3.96     $       3.57      $       3.04
                                                 =====================================================

Diluted earnings per share                         $         3.89     $       3.43      $       2.94
                                                 =====================================================

                     Capital Holdings, Inc. and Subsidiaries

10.    OTHER EXPENSES

The components of other expenses for the years ended December 31 are as follows:

                                                       1998             1997              1996
                                               ---------------------------------------------------
Postage, telephone and delivery                   $     788,379    $     689,346     $     643,439
Professional services                                   796,658          611,217           489,546
Taxes, other than income                                454,262          396,055           535,380
Other                                                 3,814,487        3,323,614         2,518,503
                                               ---------------------------------------------------

TOTAL OTHER EXPENSES                              $   5,853,786    $   5,020,232     $   4,186,868
                                               ===================================================

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

                     Capital Holdings, Inc. and Subsidiaries

11.    COMMITMENTS--CONTINUED

Fair value of the Bank's off-balance-sheet instruments (commitments to extend credit and standby letters of credit) is based on rates currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. At December 31, 1998 and 1997, the rates on existing off-balance-sheet instruments were substantially equivalent to current market rates, considering the underlying credit standing of the counterparties.

The Bank's maximum exposure to credit losses for loan commitments and standby letters of credit outstanding at December 31 was as follows:

                                                       1998
                                    ------------------------------------------
            EXPIRATION                      LOAN             STANDBY LETTERS
               DATE                      COMMITMENTS            OF CREDIT
------------------------------------------------------------------------------

1999                                   $    190,539,000       $     12,890,000
2000                                         17,797,000                290,000
2001 and beyond                              28,954,000              3,639,000
                                    ------------------------------------------

                                       $    237,290,000       $     16,819,000
                                    ==========================================

                                                       1997
                                    ------------------------------------------

1998                                   $    157,039,000       $      3,013,000
1999                                         13,172,000              2,983,000
2000 and beyond                              16,698,000              7,443,000
                                    ------------------------------------------

                                       $    186,909,000       $     13,439,000
                                    ==========================================

Management does not anticipate any significant losses as a result of these commitments.

                     Capital Holdings, Inc. and Subsidiaries

12.    RETAINED EARNINGS AND REGULATORY CAPITAL

Bank regulatory agencies limit the transfer of assets in the form of dividends, loans or advances from banks to the parent company. Under such limitations, the amount available for payment of dividends to the Company without obtaining prior approval of the Comptroller of the Currency was approximately $11,176,000 at January 1, 1999. Additional 1999 earnings will also become available for distribution. Restricted net assets of the Bank amounted to approximately $31,850,000 or 55% of the Company's consolidated shareholders' equity at December 31, 1998.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998, that the Company and the Bank meet all capital adequacy requirements to which it is subject.

As of December 31, 1998, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution's category.

                     Capital Holdings, Inc. and Subsidiaries

12.    RETAINED EARNINGS AND REGULATORY CAPITAL--CONTINUED

The following schedule presents the Company's regulatory capital ratios as of December 31:

                                                       Total          Tier I         Tier I
                                                    Risk-Based      Risk-Based      Leverage
                                                      Capital        Capital         Capital
                                                  ----------------------------------------------
Minimum capital adequacy percentage                         8%              4%             4%
Percentage to be well capitalized                          10%              6%             5%
Actual percentage--December 31, 1998                     10.4%            9.1%           7.2%
Actual percentage--December 31, 1997                     11.1%            9.8%           7.7%

December 31, 1998:
   Required capital                                 $  49,559,000  $  24,779,000   $  31,333,000
   Capital to be well capitalized                      61,949,000     37,169,000      39,167,000
   Actual capital                                      64,157,000     56,408,000      56,408,000

December 31, 1997:
   Required capital                                 $  40,126,000  $  20,063,000   $  25,648,000
   Capital to be well capitalized                      50,158,000     30,095,000      32,059,000
   Actual capital                                      55,468,000     49,190,000      49,190,000

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

                     Capital Holdings, Inc. and Subsidiaries

13.    FAIR VALUE STATEMENT OF CONDITION--CONTINUED

The following is a comparative condensed consolidated statement of condition based on carrying and estimated fair values as of December 31, 1998 and 1997:

                                                                            1998
                                                          ------------------------------------------
                                                               CARRYING            ESTIMATED
                                                                 VALUE            FAIR VALUES
                                                          ------------------------------------------
Assets:
   Cash and cash equivalents                                $     29,262,969    $      29,262,969
   Investment securities                                         184,583,020          184,583,020
   Loans, net                                                    570,223,934          573,013,603
                                                          ------------------------------------------
                                                                 784,069,923    $     786,859,592
                                                                                ====================
   Other assets                                                   17,558,053
                                                          ---------------------
TOTAL ASSETS                                                $    801,627,976
                                                          =====================
Liabilities and shareholders' equity:
   Deposits                                                 $    663,066,447    $     663,937,736
   Short-term borrowings                                          72,016,334           72,345,679
                                                          ------------------------------------------
                                                                 735,082,781    $     736,283,415
                                                                                ====================
   Other liabilities                                               8,122,982
                                                          ---------------------
                                                                 743,205,763
Shareholders' equity:                                             58,422,213
                                                          ---------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                  $    801,627,976
                                                          =====================

                     Capital Holdings, Inc. and Subsidiaries

13.    FAIR VALUE STATEMENT OF CONDITION--CONTINUED

                                                                            1997
                                                          -------------------------------------------
                                                                CARRYING             ESTIMATED
                                                                 VALUE              FAIR VALUES
                                                          -------------------------------------------
Assets:
   Cash and cash equivalents                                $     23,291,951     $      23,291,951
   Investment securities                                         167,520,873           167,520,873
   Loans, net                                                    462,088,714           464,062,180
                                                          -------------------------------------------
                                                                 652,901,538     $     654,875,004
                                                                                 ====================
   Other assets                                                   16,638,325
                                                          ----------------------
TOTAL ASSETS
                                                            $    669,539,863
                                                          ======================
Liabilities and shareholders' equity:
   Deposits                                                 $    579,661,108     $     579,851,786
   Short-term borrowings                                          30,295,269            30,295,269
                                                          -------------------------------------------
                                                                 609,956,377     $     610,147,055
                                                                                 ====================
   Other liabilities                                               9,036,804
                                                          ----------------------
                                                                 618,993,181
Shareholders' equity                                              50,546,682
                                                          ----------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                  $    669,539,863
                                                          ======================




14.    CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

                                                                         DECEMBER 31
                                                                  1998                  1997
                                                          ------------------------------------------
CONDENSED BALANCE SHEETS
Assets:
   Cash                                                      $         704,696     $       1,500,001
   Investment in and advances to subsidiaries                       57,551,207            49,033,260
   Other assets                                                        650,250               352,048
                                                          ------------------------------------------
TOTAL ASSETS                                                 $      58,906,153     $      50,885,309
                                                          ==========================================
Liabilities and shareholders' equity:
   Other liabilities--dividends payable                       $        483,940     $         338,627
   Shareholders' equity                                             58,422,213            50,546,682
                                                          ------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                   $      58,906,153     $      50,885,309
                                                          ==========================================

                     Capital Holdings, Inc. and Subsidiaries

14.    CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY--CONTINUED

                                                                            YEAR ENDED DECEMBER 31
                                                            ----------------------------------------------------
                                                                  1998              1997               1996
                                                            ----------------------------------------------------
CONDENSED STATEMENTS OF INCOME
Dividend from subsidiary                                                        $   4,000,000     $   10,000,000
Interest and fee income                                         $   945,661           675,810                450
Gain on securities                                                   41,732
Expenses                                                            811,338           769,870             87,489
                                                            ----------------------------------------------------
Income before equity in undistributed
   net income of subsidiaries                                       176,055         3,905,940          9,912,961
Increase (decrease) in undistributed
   net income of subsidiaries                                     7,752,637         2,875,745         (4,187,083)
                                                            ----------------------------------------------------
NET INCOME                                                    $   7,928,692     $   6,781,685     $    5,725,878
                                                            ====================================================
CONDENSED STATEMENTS OF CASH FLOWS
OPERATING ACTIVITIES
Net income                                                    $   7,928,692     $   6,781,685     $    5,725,878
Adjustments to reconcile net income to net cash provided
  by (used in) operating activities:
Equity in undistributed net income of subsidiaries               (7,752,637)       (2,875,745)         4,187,083
(Increase) decrease in other assets                                (434,159)          209,159                450
Gain on sale of investments                                         (41,732)
                                                            ----------------------------------------------------
Net cash provided by (used in) operating activities                (299,836)        4,115,099          9,913,411

INVESTING ACTIVITIES
Increase in note receivable from subsidiary                                        (4,000,000)       (10,000,000)
Investment in subsidiaries                                                           (722,615)
Proceeds from sale and maturities of securities                      69,732
Purchase of investment securities                                                    (150,500)          (257,500)
                                                            ----------------------------------------------------
Net cash used in investing activities                                69,732        (4,873,115)       (10,257,500)

FINANCING ACTIVITIES
Issuance of common stock                                          1,034,826         2,333,527            440,653
Payment of dividends                                             (1,600,027)         (645,860)           (10,781)
                                                            ----------------------------------------------------
Net cash (used in) provided by financing activities                (565,201)        1,687,667            429,872
                                                            ----------------------------------------------------
(Decrease) increase in cash                                        (795,305)          929,651             85,783
Cash at beginning of year                                         1,500,001           570,350            484,567
                                                            ----------------------------------------------------
CASH AT END OF YEAR                                           $     704,696     $   1,500,001     $      570,350
                                                            ====================================================