Form 10-K405, Exhibit 13
period 1999-12-31
CAPITAL HOLDINGS INC
filed 2000-03-10
CIK 837858

                                                                      Exhibit 13


                                               Consolidated Financial Statements

                                                      CAPITAL HOLDINGS, INC. AND
                                                                    SUBSIDIARIES


                                    Years Ended December 31, 1999, 1998 and 1997
                                             with Report of Independent Auditors

                     Capital Holdings, Inc. and Subsidiaries

                        Consolidated Financial Statements

                  Years Ended December 31, 1999, 1998 and 1997


                                    CONTENTS



Report of Independent Auditors.......................................1

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheets..........................................2
Consolidated Statements of Income....................................3
Consolidated Statements of Shareholders' Equity......................4
Consolidated Statements of Cash Flows................................5
Notes to Consolidated Financial Statements...........................6

                         Report of Independent Auditors


Board of Directors and Shareholders
Capital Holdings, Inc.


We have audited the accompanying consolidated balance sheets of Capital Holdings, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Capital Holdings, Inc. and subsidiaries at December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.






January 14, 2000

                     Capital Holdings, Inc. and Subsidiaries

                           Consolidated Balance Sheets

                                                                              DECEMBER 31
                                                                       1999                  1998
                                                              ---------------------------------------------
ASSETS
Cash and due from banks                                            $ 10,935,827          $ 18,262,969
Interest bearing deposits in banks                                    4,000,000
Federal funds sold                                                   14,000,000            11,000,000
                                                              ---------------------------------------------
Cash and cash equivalents                                            28,935,827            29,262,969
Investment securities available-for-sale, at fair
   value (amortized cost $229,704,893 in 1999 and
   $181,529,214 in 1998)                                            223,817,207           184,583,020

Loans                                                               722,583,284           578,369,916
Less allowance for loan losses                                       10,448,496             8,145,982
                                                              ---------------------------------------------
Net loans                                                           712,134,788           570,223,934

Bank premises and equipment                                          10,443,977             9,751,447
Interest receivable and other assets                                 13,880,891             7,806,606
                                                              ---------------------------------------------

TOTAL ASSETS                                                       $989,212,690          $801,627,976
                                                              =============================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
   Deposits:
     Interest bearing                                              $736,025,803          $606,571,823
     Noninterest bearing                                             66,684,718            56,494,624
                                                              ---------------------------------------------
   Total deposits                                                   802,710,521           663,066,447

Other borrowings                                                     90,022,716            72,016,334
Interest payable and other liabilities                               10,367,489             8,122,982
                                                              ---------------------------------------------
Total liabilities                                                   903,100,726           743,205,763

Shareholders' equity:
   Common stock, no par value, $.167 stated value; 20,000,000 shares authorized,
     7,037,222 shares issued and
     outstanding (6,049,224 in 1998)                                  1,175,216             1,008,204
   Capital in excess of stated value                                 60,222,913            34,201,997
   Retained earnings                                                 28,601,206            21,197,999
   Accumulated other comprehensive (loss) income                    (3,887,371)             2,014,013
                                                              ---------------------------------------------
Total shareholders' equity                                           86,111,964            58,422,213
                                                              ---------------------------------------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                         $989,212,690          $801,627,976
                                                              =============================================

See accompanying notes.

                     Capital Holdings, Inc. and Subsidiaries

                        Consolidated Statements of Income

                                                                       YEAR ENDED DECEMBER 31
                                                               1999                1998               1997
                                                     ------------------------------------------------------------
INTEREST INCOME
Loans, including fees                                    $   52,749,304     $    43,725,781    $    36,924,103
Securities:
   Taxable                                                   11,851,854          10,594,117          9,671,309
   Exempt from federal income tax                               733,792             710,187            697,916
Federal funds sold                                              450,695             537,377            299,661
                                                     ------------------------------------------------------------
Total interest income                                        65,785,645          55,567,462         47,592,989

INTEREST EXPENSE
Deposits                                                     32,275,622          29,022,126         25,651,782
Other borrowings                                              4,542,527           2,728,797          1,373,872
                                                     ------------------------------------------------------------
Total interest expense                                       36,818,149          31,750,923         27,025,654
                                                     ------------------------------------------------------------
Net interest income                                          28,967,496          23,816,539         20,567,335

Provision for loan losses                                     2,310,000           1,230,000          1,005,000
                                                     ------------------------------------------------------------
Net interest income after provision
   for loan losses                                           26,657,496          22,586,539         19,562,335

OTHER INCOME
Service charges on deposit accounts                             569,441             395,175            312,592
Net securities gains (losses)                                    (8,495)             63,555             (1,797)
Other                                                         1,671,456           1,222,673            894,545
                                                     ------------------------------------------------------------
Total other income                                            2,232,402           1,681,403          1,205,340

OTHER EXPENSES
Salaries and employee benefits                                7,888,225           6,610,813          5,669,559
Occupancy and equipment expense                               1,528,580           1,191,975            903,004
Other                                                         5,369,745           4,731,462          4,179,427
                                                     ------------------------------------------------------------
Total other expenses                                         14,786,550          12,534,250         10,751,990
                                                     ------------------------------------------------------------

Income before provision for federal
   income tax                                                14,103,348          11,733,692         10,015,685
Provision for federal income tax                              4,608,173           3,805,000          3,234,000
                                                     ------------------------------------------------------------

NET INCOME                                               $    9,495,175      $    7,928,692    $     6,781,685
                                                     ============================================================

Per common share:
   Net Income
        Basic                                            $         1.55      $         1.32    $          1.19
        Diluted                                                    1.50                1.30               1.14
   Cash dividends declared                                          .33                 .29                .17

See accompanying notes.

                     Capital Holdings, Inc. and Subsidiaries

                 Consolidated Statements of Shareholders' Equity


                                                                                                CAPITAL IN
                                                                                COMMON           EXCESS OF          RETAINED
                                                                                 STOCK         STATED VALUE         EARNINGS
                                                                           -------------------------------------------------------
BALANCE AT JANUARY 1, 1997                                                      $   948,754       $ 30,893,093      $  9,217,448
Net income                                                                                                             6,781,685
Net unrealized gain on securities available-for-sale,
   net of tax effect of $425,000

Comprehensive income
Exercise of 251,961 common stock options, including tax benefit                      41,994          1,833,508
Issuance of 31,281 shares of common stock                                             5,213            452,812
Cash dividend--$0.17 per share                                                                                          (984,487)
                                                                           -------------------------------------------------------
BALANCE AT DECEMBER 31, 1997                                                        995,961         33,179,413        15,014,646
Net income                                                                                                             7,928,692
Net unrealized gain on securities available-for-sale,
   net of tax effect of $342,000

Comprehensive income
Exercise of 25,668 common stock options, including tax benefit                        4,278            193,114
Issuance of 47,790 shares of common stock                                             7,965            829,470
Cash dividend--$0.29 per share                                                                                        (1,745,339)
                                                                           -------------------------------------------------------
BALANCE AT DECEMBER 31, 1998                                                      1,008,204         34,201,997        21,197,999
Net income                                                                                                             9,495,175
Net unrealized loss on securities available-for-sale,
   net of tax effect of $3,040,000

Comprehensive income
Exercise of 19,429 common stock options, including tax benefit                        3,245            242,164
Issuance of 968,569 shares of common stock                                          161,751         25,780,768
Purchase of 9,000 shares of treasury stock                                           (1,500)          (178,500)
Sale of 9,000 shares of treasury stock                                                1,500            178,500
Cash dividend--$0.33 per share                                                                                        (2,091,968)
Other
                                                                                      2,016             (2,016)
                                                                           -------------------------------------------------------
BALANCE AT DECEMBER 31, 1999                                                    $ 1,175,216       $ 60,222,913      $ 28,601,206
                                                                           =======================================================





                                                                             ACCUMULATED
                                                                                OTHER               TOTAL
                                                                            COMPREHENSIVE       SHAREHOLDERS'
                                                                            INCOME (LOSS)          EQUITY
                                                                           -----------------------------------
BALANCE AT JANUARY 1, 1997                                                   $    530,809       $ 41,590,104
Net income                                                                                         6,781,685
Net unrealized gain on securities available-for-sale,
   net of tax effect of $425,000                                                  825,853            825,853
                                                                                          --------------------
Comprehensive income                                                                               7,607,538
Exercise of 251,961 common stock options, including tax benefit                                    1,875,502
Issuance of 31,281 shares of common stock                                                            458,025
Cash dividend--$0.17 per share                                                                      (984,487)
                                                                           -----------------------------------
BALANCE AT DECEMBER 31, 1997                                                    1,356,662         50,546,682
Net income                                                                                         7,928,692
Net unrealized gain on securities available-for-sale,
   net of tax effect of $342,000                                                  657,351            657,351
                                                                                          --------------------
Comprehensive income                                                                               8,586,043
Exercise of 25,668 common stock options, including tax benefit                                       197,392
Issuance of 47,790 shares of common stock                                                            837,435
Cash dividend--$0.29 per share                                                                    (1,745,339)
                                                                           -----------------------------------
BALANCE AT DECEMBER 31, 1998                                                    2,014,013         58,422,213
Net income                                                                                         9,495,175
Net unrealized loss on securities available-for-sale,
   net of tax effect of $3,040,000                                             (5,901,384)
                                                                                                  (5,901,384)
                                                                                          --------------------
Comprehensive income                                                                               3,593,791
Exercise of 19,429 common stock options, including tax benefit                                       245,409
Issuance of 968,569 shares of common stock                                                        25,942,519
Purchase of 9,000 shares of treasury stock                                                          (180,000)
Sale of 9,000 shares of treasury stock                                                               180,000
Cash dividend--$0.33 per share                                                                    (2,091,968)
Other

                                                                           -----------------------------------
BALANCE AT DECEMBER 31, 1999                                                 $ (3,887,371)      $ 86,111,964
                                                                           ===================================




See accompanying notes.

                     Capital Holdings, Inc. and Subsidiaries

                      Consolidated Statements of Cash Flows

                                                                            YEAR ENDED DECEMBER 31
                                                                 1999              1998              1997
                                                             ------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                   $ 9,495,175       $ 7,928,692       $ 6,781,685
Adjustments to reconcile net income to net cash
   provided by operating activities:
     Provision for loan losses                                 2,310,000         1,230,000         1,005,000
     Depreciation and amortization                               795,252           706,252           469,909
     Amortization and accretion of security premiums
       and discounts                                             (48,731)          (46,746)          (73,781)
     Loss (gain) on sale of investment securities                  8,495           (63,555)            1,797
     Deferred income tax expense                                (568,800)         (345,000)          (71,200)
     Changes in assets and liabilities:
       Interest receivable and other assets                   (2,465,376)         (712,431)       (1,114,366)
       Interest payable and other liabilities                  2,095,095        (1,059,133)        3,636,133
                                                             ------------------------------------------------------
Total adjustments                                              2,125,935          (290,613)        3,853,492
                                                             ------------------------------------------------------
Net cash provided by operating activities                     11,621,110         7,638,079        10,635,177
INVESTING ACTIVITIES
Purchases of available-for-sale securities                   (82,363,819)      (76,970,518)      (48,375,145)
Net increase in loans                                       (144,220,854)     (109,365,220)      (88,875,776)
Purchase of bank premises and equipment                       (1,487,782)         (909,481)       (4,007,742)
Proceeds from sales and calls of securities                   28,908,056        53,691,672        28,999,960
   available-for-sale
Proceeds from maturities of securities available-for-sale      5,320,319         7,325,283        12,386,884
                                                             ------------------------------------------------------
Net cash used in investing activities                       (193,844,080)     (126,228,264)      (99,871,819)
FINANCING ACTIVITIES
Net increase in deposits                                     139,644,074        83,405,339       108,918,016
Net increase (decrease) in other borrowings                   18,006,382        41,721,065       (12,035,291)
Issuance of common stock                                      26,187,928         1,034,827         2,333,527
Treasury stock purchased                                        (180,000)
Treasury stock sold                                              180,000
Cash dividends paid                                           (1,942,556)       (1,600,028)         (645,860)
                                                             ------------------------------------------------------
Net cash provided by financing activities                    181,895,828       124,561,203        98,570,392
                                                             ------------------------------------------------------
(Decrease)/increase in cash and cash equivalents                (327,142)        5,971,018         9,333,750
Cash and cash equivalents at beginning of year                29,262,969        23,291,951        13,958,201
                                                             ------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                     $28,935,827       $29,262,969       $23,291,951
                                                             ======================================================
SUPPLEMENTAL DISCLOSURES
Interest paid                                                $34,693,259       $31,273,946       $26,386,253
                                                             ======================================================
Income taxes paid                                             $5,085,000       $ 4,026,000       $ 3,325,000
                                                             ======================================================
NONCASH OPERATING ACTIVITIES
Change in deferred income taxes on net unrealized
  gains or losses on available-for-sale securities           $(3,040,109)         $342,416          $425,439
                                                             ======================================================
NONCASH INVESTING ACTIVITIES
Change in net unrealized gains or losses on
  available-for-sale securities                              $(8,941,493)      $ 1,001,283        $1,251,292
                                                             ======================================================

See accompanying notes.

                     Capital Holdings, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements
                                December 31, 1999


1.    ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The consolidated financial statements include the accounts of Capital Holdings, Inc. (the Company) and its wholly-owned subsidiaries, Capital Bank, N.A. (the
Bank) and CBNA Building Company (CBNA) and are presented on the basis of generally accepted accounting principles. All significant intercompany balances and transactions have been eliminated. Certain reclassifications have been made to prior year amounts to conform with the current year presentation. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported in the financial statements. Actual results could differ from those estimates.

The Bank is subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities.

NATURE OF OPERATIONS AND OPERATING SEGMENT

The Bank conducts business in northwestern Ohio and southeastern Michigan as a national banking association and focuses on corporate, executive and professional customers, with the primary emphasis on deposits from and commercial loans to businesses and professionals. The Company operates primarily in one business segment as a focused commercial business lender. The Company offers a full set of commercial lending products and services through one banking office and a comprehensive courier program that enhances customer service. The Company's primary sources of revenue are interest income and fees from its investments and commercial loan products.

CASH EQUIVALENTS

For purposes of the consolidated statements of cash flows, the Company has defined cash equivalents as due from banks, interest bearing deposits in banks and federal funds sold with a maturity of three months or less at date of purchase. The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets' fair values.

SECURITIES AVAILABLE-FOR-SALE

Management determines the appropriate classification of investment securities at the time of purchase. Securities available-for-sale consist of those securities which might be sold prior to maturity due to changes in interest rates, prepayment risks, liquidity needs or other factors. Securities available-for-sale are stated at fair value, with the unrealized gains and losses, net of income tax, reported as a separate component of shareholders' equity.

                     Capital Holdings, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements
                               December 31, 1999


1.     ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

The amortized cost of securities available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security. Such amortization is included in interest income from investments. Interest and dividends are included in interest income from investments. The cost of securities sold is based on the specific identification method.

Currently, the Company invests only in on-balance-sheet derivative securities as part of the overall asset and liability management process. All such securities owned at December 31, 1999 and 1998 are issued by U.S. Government sponsored agencies and represent approximately 0.1% and 0.2%, respectively, of total assets.

LOANS AND REVENUE RECOGNITION

Loans are reported at the principal balance outstanding, net of deferred loan fees and costs. Interest on loans is accrued by using the simple interest method on the principal amounts outstanding. Loan origination and commitment fees are being deferred and amortized over the estimated life of the related loans as a yield adjustment.

Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is the estimated amount which in the opinion of management will be adequate to absorb potential credit losses in the loan portfolio. The balance in the allowance is evaluated quarterly by management. The balance is determined by applying varied estimated loss rates to each loan type by credit quality classification. Additional allowance allocations are estimated for loan concentrations, loan to value considerations, portfolio seasoning and other factors. While management believes it uses the best information available to make evaluations, future adjustments to the allowance for loan losses may be necessary in circumstances that differ substantially from assumptions in making the evaluations. The allowance for loan losses is established through a provision for loan losses charged to operating expense. Loans are charged off against the allowance for loan losses when management believes that the loan is impaired or the collectability of the principal is unlikely.

                     Capital Holdings, Inc. and Subsidiaries

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using straight-line rates over estimated useful lives of the respective assets.

1.     ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

REPORTING DERIVATIVE INSTRUMENTS & HEDGING ACTIVITIES

Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, establishes accounting and reporting standards for hedging activities and derivative instruments. The effective date of this statement has been extended to fiscal years beginning after June 15, 2000. The Company will adopt Statement 133 as of January 1, 2001. The impact of adopting this statement is not expected to be material.

2.     CASH AND DUE FROM BANKS

At December 31, 1999 and 1998, approximately $5,102,000 and $1,478,000, respectively, was restricted due to requirements of the Federal Reserve Board to maintain certain average reserve balances.

3.     INVESTMENT SECURITIES

The following is a summary of available-for-sale securities:

                                                            DECEMBER 31, 1999
                               -----------------------------------------------------------------------
                                                       GROSS             GROSS
                                  AMORTIZED          UNREALIZED       UNREALIZED          FAIR
                                    COST               GAINS             LOSSES          VALUE
                               -----------------------------------------------------------------------
Debt securities:
   U. S. Government and
     agency obligations          $ 188,265,611       $   74,695       $ 5,742,511    $ 182,597,795
   Corporate                        17,373,544           11,565           285,398       17,099,711
   Municipal                        14,527,598          164,361            80,694       14,611,265
   Mortgage-backed                   1,376,265            2,206            31,910        1,346,561
                               -----------------------------------------------------------------------
                                   221,543,018          252,827         6,140,513      215,655,332
Other securities                     8,161,875                                           8,161,875
                               -----------------------------------------------------------------------

TOTAL                            $ 229,704,893       $  252,827       $ 6,140,513    $ 223,817,207
                               =======================================================================

                     Capital Holdings, Inc. and Subsidiaries

3.     INVESTMENT SECURITIES--CONTINUED



                                                           DECEMBER 31, 1998
                               -----------------------------------------------------------------------
                                                       GROSS            GROSS
                                   AMORTIZED         UNREALIZED       UNREALIZED           FAIR
                                     COST              GAINS            LOSSES             VALUE
                               -----------------------------------------------------------------------
Debt securities:
   U. S. Government and
     agency obligations           $ 143,884,327     $  2,275,426      $  152,189       $ 146,007,564
   Corporate                         15,875,541          313,204           8,652          16,180,093
   Municipal                         14,445,974          628,059             339          15,073,694
   Mortgage-backed                    1,662,772            4,343           6,046           1,661,069
                               -----------------------------------------------------------------------
                                    175,868,614        3,221,032         167,226         178,922,420
Other securities                      5,660,600                                            5,660,600
                               -----------------------------------------------------------------------

TOTAL                             $ 181,529,214     $  3,221,032      $  167,226       $ 184,583,020
                               =======================================================================


The carrying value of securities available-for-sale that are pledged to secure securities sold under agreements to repurchase and other deposits was $110,014,000 and $116,696,000 at December 31, 1999 and 1998, respectively.

Sales of investment securities resulted in realized gains and losses for the year ended December 31 as follows:

                               1999            1998            1997
                          ------------------------------------------------

Securities gains             $ 49,630        $ 72,457       $ 24,899
Securities losses             (58,125)         (8,902)       (26,696)
                          -----------------------------------------------

NET GAIN (LOSS)              $ (8,495)       $ 63,555       $ (1,797)
                          ===============================================

                     Capital Holdings, Inc. and Subsidiaries

3.     INVESTMENT SECURITIES--CONTINUED

The amortized cost and fair value of investment securities at December 31, 1999 by contractual maturity are shown below. The contractual maturity is utilized below except for mortgage-backed securities which use expected maturities based on prepayment trends at the date of acquisition. Expected maturities differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                             AMORTIZED             FAIR
                                                               COST                VALUE
                                                     -------------------------------------------
Debt securities, excluding
   mortgage-backed securities:
     Due in one year or less                              $ 11,713,290           $ 11,745,236
     Due after one year through five years                 116,498,566            114,422,608
     Due after five years through ten years                 91,481,790             87,634,865
     Due after ten years                                       473,107                506,062
                                                     -------------------------------------------
                                                           220,166,753            214,308,771
Mortgage-backed securities:
     Due in one year or less                                   608,689                608,394
     Due after ten years                                       767,576                738,167
                                                     -------------------------------------------
                                                             1,376,265              1,346,561
                                                     -------------------------------------------
Total debt securities                                      221,543,018            215,655,332

Other securities                                             8,161,875              8,161,875
                                                     -------------------------------------------

TOTAL                                                     $229,704,893           $223,817,207
                                                     ===========================================

                     Capital Holdings, Inc. and Subsidiaries

4.     LOANS

The carrying amount of loans, classified by type, at December 31 are as follows:

                                                             1999                  1998
                                                     --------------------------------------------
Commercial                                              $      146,072,356    $      124,643,361
Real estate:
   Residential--first mortgage                                 136,424,810           121,358,239
   Commercial--owner occupied                                  138,699,759           118,559,796
   Commercial--investment                                      265,949,384           182,888,352
Consumer                                                        28,474,099            27,260,608
Other                                                            8,130,274             4,570,835
                                                     --------------------------------------------
                                                               723,750,682           579,281,191
Less deferred loan fees                                          1,167,398               911,275
                                                     --------------------------------------------
                                                               722,583,284           578,369,916
Less allowance for loan losses                                  10,448,496             8,145,982
                                                     --------------------------------------------

                                                        $      712,134,788     $     570,223,934
                                                     ============================================

Transactions affecting the allowance for loan losses for the year ended December 31 are summarized below:

                                                    1999               1998               1997
                                           ---------------------------------------------------------
  Balance--January 1                              $ 8,145,982        $ 6,947,377        $ 5,942,377
  Provision for loan losses                         2,310,000          1,230,000          1,005,000
  Net charge offs                                      (7,486)           (31,395)
                                           ---------------------------------------------------------

                                                  $10,448,496        $ 8,145,982        $ 6,947,377
                                           =========================================================

The Bank has granted loans to certain directors of the Company and to their affiliates. Such loans are made in the ordinary course of business at the Bank's normal credit terms including interest rates and collateralization, and do not represent more than a normal risk of collection. Loans to directors, executive officers and related individuals and entities totaled approximately $25,179,000 and $20,512,000 at December 31, 1999 and 1998, respectively. During 1999, $51,572,000 of new loans were made and collections and repayments totaled $46,905,000. The Bank had no material impaired loans at December 31, 1999, 1998 and 1997.

                     Capital Holdings, Inc. and Subsidiaries

5.     BANK PREMISES AND EQUIPMENT

Major classes of bank premises and equipment at December 31 are as follows:

                                                            1999                1998
                                                     -----------------------------------------
Cost:
   Land and improvements                               $      2,668,759     $     2,098,382
   Buildings and improvements                                 7,360,226           6,831,900
   Equipment                                                  2,587,908           2,553,194
   Furniture and fixtures                                       969,052             821,393
                                                     -----------------------------------------
                                                             13,585,945          12,304,869
 Less accumulated depreciation                                3,141,968           2,553,422
                                                     -----------------------------------------

                                                       $     10,443,977     $     9,751,447
                                                     =========================================

6.     DEPOSITS

The carrying amounts of deposits, classified by type, at December 31 are as follows:

                                                               1999                  1998
                                                       ---------------------------------------------
Noninterest bearing demand                                $      66,684,718     $      56,494,624
Interest checking                                               218,330,442           214,565,048
Savings                                                          17,083,594            17,898,867
Certificates of deposit of $100,000 or more                     319,517,683           218,687,386
Other time deposits                                             181,094,084           155,420,522
                                                       ---------------------------------------------

                                                          $     802,710,521     $     663,066,447
                                                       =============================================

The maturity distribution of certificates of deposit issued in amounts of $100,000 and over and outstanding at December 31, 1999 is:

Three months or less                                    $     98,010,519
Over three and through six months                             71,034,183
Over six and through twelve months                            98,711,774
Over twelve months                                            51,761,207
                                                     ---------------------

                                                        $    319,517,683
                                                     =====================

                     Capital Holdings, Inc. and Subsidiaries

7.     OTHER BORROWINGS

Other borrowings, which are comprised of various types of funds at December 31 are summarized below:

                                                                   1999              1998
                                                             -------------------------------------
Securities sold under agreements to repurchase                    $ 17,327,246        $14,625,863
Federal funds borrowed                                              13,715,000
Advances from FHLB                                                  48,900,000         53,900,000
Other                                                               10,080,470          3,490,471
                                                             -------------------------------------

TOTAL OTHER BORROWINGS                                            $ 90,022,716        $72,016,334
                                                             =====================================

At December 31, 1999 and 1998, the Company had $86,554,000 and $24,260,000,
respectively, of unused lines of credit to obtain short-term financing.

The maximum amount of securities sold under agreements to repurchase during 1999 was $18,316,000 and the average for the year was $17,006,000. The underlying securities were under the Company's control.

Advances from the Federal Home Loan Bank (FHLB) have mortgage loans pledged as collateral of $73,350,000 and $80,850,000 at December 31, 1999 and 1998,
respectively. At December 31, 1999, required annual principal payments on FHLB Advances were as follows:

         2000                       $  5,000,000
         2001                                 --
         2002                          5,000,000
         2003                                --
         2004 and beyond              38,900,000
                                    ------------

             Total                  $ 48,900,000
                                    ============

Other borrowings include demand notes issued by the Bank to the U.S. Treasury under the Treasury's tax and loan note program.

                     Capital Holdings, Inc. and Subsidiaries

8.       EMPLOYEE BENEFIT PLANS

The Bank maintains a retirement savings plan qualified under Section 401(k) of the Internal Revenue Code for substantially all employees. Within certain limitations, contributions can be made by participants on a pre-tax basis. Matching contributions made by the Bank equal 50% on the first 6% of participant deferrals. The plan also provides for discretionary profit sharing contributions as determined by the Bank's management. The Company also maintains a Supplemental Executive Retirement Plan for certain key management employees. Total expense under these plans in 1999, 1998 and 1997 was approximately $479,000, $354,000 and $394,000, respectively.



9.       FEDERAL INCOME TAX

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31 are as follows:

                                                                          1999             1998
                                                                    -----------------------------------
Deferred tax liabilities:
     Unrealized net holding gains on
     securities available-for-sale                                                         $1,040,000
     Tax over book depreciation                                             $181,000          164,000
     Other                                                                   639,000          398,000
                                                                    -----------------------------------
Total deferred tax liabilities                                               820,000        1,602,000

Deferred tax assets:
     Allowance for loan losses                                             3,324,000        2,543,000
     Unrealized net holding losses on
             securities available-for-sale                                 2,002,000
     Deferred loan fees                                                      120,000          105,000
     Other                                                                    75,000           45,000
                                                                    -----------------------------------
Total deferred tax assets                                                  5,521,000        2,693,000
                                                                    -----------------------------------
   NET DEFERRED TAX ASSETS INCLUDED IN THE CAPTION "INTEREST
   RECEIVABLE AND OTHER ASSETS"                                           $4,701,000       $1,091,000
                                                                    ===================================

                     Capital Holdings, Inc. and Subsidiaries

The provision (credit) for federal income tax for the years ended December 31 consists of the following:

                            1999              1998             1997
                      ------------------------------------------------------

    Current              $   5,176,973     $   4,150,000    $   3,305,200
    Deferred                  (568,800)         (345,000)         (71,200)
                      ------------------------------------------------------

    TOTAL                $   4,608,173     $   3,805,000    $   3,234,000
                      ======================================================

                     Capital Holdings, Inc. and Subsidiaries

9.     FEDERAL INCOME TAX--CONTINUED

The effective tax rate differs from the statutory tax rate for the following reasons and by the following percentages:

                                                            1999             1998            1997
                                                       --------------------------------------------------
    Statutory tax rate                                        34.0%           34.0%            34.0%
    Increase (decrease) in tax resulting from:
       Interest on investments exempt from
         federal income tax                                   (1.7)           (1.9)            (2.4)
       Other                                                    .4              .3               .7
                                                       --------------------------------------------------

    EFFECTIVE TAX RATE                                        32.7%           32.4%            32.3%
                                                       ==================================================

Income tax expense (benefit) related to gains and losses realized on the sale of securities amounted to approximately ($3,000), $22,000 and ($1,000) for 1999, 1998 and 1997, respectively.

10.    CAPITAL STOCK

At the Annual Meeting of Shareholders held May 5, 1999, shareholders increased the authorized number of common shares from 3,000,000 to 20,000,000. The Company effected a three-for-one stock split on June 30, 1999. All relevant common share amounts and per common share data in this report have been adjusted to reflect the split. The Company also completed an additional common stock offering in 1999 and issued 900,000 shares of common stock under the offering at $27.00 per share.

The Company has long-term incentive plans under which it has awarded stock options to executive officers, directors and other key personnel. The Directors' Stock Option Plan (the Plan) was established in 1995 and allows the Company to grant directors options to purchase up to 477,000 common shares. Each option granted under the plan is exercisable at the date of the grant and all options issued terminate at the earlier of (1) one year following either the discontinuance of service as a director, (2) change in control of the Company, or (3) ten years from the date of grant. During 1999, 36,900 options were granted to Directors under this plan. Options issued under the Plan are automatically adjusted for common stock dividends. The Plan expires July 1, 2005.

                     Capital Holdings, Inc. and Subsidiaries

10.    CAPITAL STOCK--CONTINUED

The Company also has established, in 1988 and 1996, stock option plans under which shares of common stock may be issued to key employees at prices not less than market value at the date of grant. The option period is ten years from the date of grant, and no options are exercisable until the fifth anniversary of the grant. These plans expire ten years from the date they were established. During 1999, 100,800 options were granted to key employees under the 1996 plan. Options issued under these plans are automatically adjusted for common stock dividends.

In 1999, the Board of Directors of the Company approved the Capital Holdings, Inc. Long-Term Incentive Compensation Plan which covers certain employees and Directors of the Company. No options were granted under this plan in 1999.

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

Pro forma information regarding net income and earnings per share is required by Statement 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1999, 1998 and 1997, respectively: risk-free interest rates of 6.76%, 6.0% and 6.0%, dividend yield of 1.78%, 2.0% and 2.0%, volatility factors of the expected market price of the Company's common stock of 0.23, 0.20 and 0.20, and a weighted-average expected life of the option of 7.5 years.

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

                     Capital Holdings, Inc. and Subsidiaries

10.    CAPITAL STOCK--CONTINUED

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands except for earnings per share information):

                                                        1999              1998             1997
                                                   ----------------- ---------------- -----------------
Proforma net income                                   $    9,024        $    7,633       $   6,639
Proforma basic earnings per share                     $     1.47        $     1.27       $    1.16
Proforma diluted earnings per share                   $     1.43        $     1.25       $    1.12

The following table summarizes stock options activity for 1999, 1998 and 1997:

                                                    OPTIONS
                                         -------------------------------
                                          AVAILABLE                          OPTION PRICE PER
                                          FOR GRANT      OUTSTANDING           SHARE RANGE
                                         -------------------------------------------------------
Balance at January 1, 1997                   924,090         397,665       $  3.59 to $11.17
Granted                                     (83,550)          83,550       $12.50
Exercised                                                  (251,961)       $  3.59 to $5.48
                                         -------------------------------
Balance at December 31, 1997                 840,540         229,254       $  3.59 to $12.50
Granted                                    (329,508)         329,508       $14.85 to $18.17
Exercised                                                   (25,668)       $  3.59 to $15.67
Forfeited                                        600           (600)       $15.67
                                         -------------------------------
Balance at December 31, 1998                 511,632         532,494       $  3.59 TO $18.17
Authorized                                   750,000
Granted                                    (137,700)         137,700       $20.00 TO $27.00
Exercised                                                   (19,429)       $  3.59 TO $20.00
                                         -------------------------------

BALANCE AT DECEMBER 31, 1999               1,123,932         650,765       $  3.59 TO $27.00
                                         ===============================

EXERCISABLE--DECEMBER 31, 1999
                                             175,205
                                         ===============

                     Capital Holdings, Inc. and Subsidiaries

10.    CAPITAL STOCK--CONTINUED

The following table sets forth the computation of basic and diluted earnings per share:

                                                                  YEAR ENDED DECEMBER 31
                                                       1999             1998              1997
                                                 -----------------------------------------------------

Numerator for basic and diluted
   earnings per share:
     Net income                                     $    9,495,175   $    7,928,692    $    6,781,685
                                                 =====================================================
Denominator:
   Denominator for basic earnings per
     share--weighted-average shares                      6,135,009        6,007,458         5,699,712

Effect of securities:
   Employee stock options                                  189,880          103,137           227,742
                                                 -----------------------------------------------------

Denominator for diluted earnings per
   share--adjusted weighted-average shares for
   assumed conversions                                   6,324,889        6,110,595         5,927,454
                                                 =====================================================

Basic earnings per share                            $         1.55   $         1.32      $       1.19
                                                 =====================================================

Diluted earnings per share                          $         1.50   $         1.30      $       1.14
                                                 =====================================================

11.    OTHER EXPENSES

The components of other expenses for the years ended December 31 are as follows:

                                                     1999             1998              1997
                                               -----------------------------------------------------
Postage, telephone and delivery                   $     922,721    $     788,379     $     689,346
Professional services                                   913,536          796,658           611,217
Other                                                 3,533,488        3,146,425         2,878,864
                                               -----------------------------------------------------

TOTAL OTHER EXPENSES                              $   5,369,745    $   4,731,462     $   4,179,427
                                               =====================================================

                     Capital Holdings, Inc. and Subsidiaries

12.    COMMITMENTS

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

Fair value of the Bank's off-balance-sheet instruments (commitments to extend credit and standby letters of credit) is based on rates currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. At December 31, 1999 and 1998, the rates on existing off-balance-sheet instruments were substantially equivalent to current market rates, considering the underlying credit standing of the counterparties.

                     Capital Holdings, Inc. and Subsidiaries

12.      COMMITMENTS--CONTINUED

The Bank's maximum exposure to credit losses for loan commitments and standby letters of credit outstanding at December 31 was as follows:

                                                       1999
                                    --------------------------------------------
            EXPIRATION                      LOAN             STANDBY LETTERS
               DATE                      COMMITMENTS            OF CREDIT
--------------------------------------------------------------------------------

2000                                   $    259,722,000       $     12,918,000
2001                                         19,871,000              4,259,000
2002 and beyond                               8,282,000             15,282,000
                                    --------------------------------------------

                                       $    287,875,000       $     32,459,000
                                    ============================================

                                                       1998
                                    --------------------------------------------

1999                                   $    190,539,000       $     12,890,000
2000                                         17,797,000                290,000
2001 and beyond                              28,954,000              3,639,000
                                    --------------------------------------------

                                       $    237,290,000       $     16,819,000
                                    ============================================

Management does not anticipate any significant losses as a result of these commitments.


13.    RETAINED EARNINGS AND REGULATORY CAPITAL

Bank regulatory agencies limit the transfer of assets in the form of dividends, loans or advances from banks to the parent company. Under such limitations, the amount available for payment of dividends to the Company without obtaining prior approval of the Comptroller of the Currency was approximately $9,121,000 at January 1, 2000. Additional 2000 earnings will also become available for distribution. Restricted net assets of the Bank amounted to approximately $35,304,000 or 41% of the Company's consolidated shareholders' equity at December 31, 1999.

                     Capital Holdings, Inc. and Subsidiaries

13.    RETAINED EARNINGS AND REGULATORY CAPITAL - CONTINUED

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999, that the Company and the Bank meet all capital adequacy requirements to which it is subject.

As of December 31, 1999, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution's category.

                     Capital Holdings, Inc. and Subsidiaries

13.    RETAINED EARNINGS AND REGULATORY CAPITAL--CONTINUED

The following schedule presents the Company's and the Bank's regulatory capital ratios as of December 31, 1999, and 1998:

PARENT COMPANY:
                                                       TOTAL          TIER I         TIER I
                                                    RISK-BASED      RISK-BASED      LEVERAGE
                                                      CAPITAL        CAPITAL         CAPITAL
                                                  ------------------------------------------------
Minimum capital adequacy percentage                        8%              4%              4%
Percentage to be well capitalized                         10%              6%              5%
Actual percentage--December 31, 1999                    12.7%           11.5%            9.3%
Actual percentage--December 31, 1998                    10.4%            9.1%            7.2%

December 31, 1999:
   Required capital                                 $62,651,000    $31,326,000     $38,671,000
   Capital to be well capitalized                    78,314,000     46,988,000      48,339,000
   Actual capital                                    99,796,000     89,999,000      89,999,000

December 31, 1998:
   Required capital                                 $49,559,000    $24,779,000     $31,333,000
   Capital to be well capitalized                    61,949,000     37,169,000      39,167,000
   Actual capital                                    64,157,000     56,408,000      56,408,000


BANK:
                                                       TOTAL          TIER I         TIER I
                                                    RISK-BASED      RISK-BASED      LEVERAGE
                                                      CAPITAL        CAPITAL         CAPITAL
                                                  ------------------------------------------------

Minimum capital adequacy percentage                        8%              4%              4%
Percentage to be well capitalized                         10%              6%              5%
Actual percentage--December 31, 1999                    10.6%            6.3%            5.1%
Actual percentage--December 31, 1998                    10.3%            6.8%            5.3%

December 31, 1999:
   Required capital                                  $62,810,000    $31,405,000     $38,649,000
   Capital to be well capitalized                     78,512,000     47,107,000      48,311,000
   Actual capital                                     83,298,000     49,476,000      49,476,000

December 31, 1998:
   Required capital                                  $49,530,000    $24,765,000     $31,348,000
   Capital to be well capitalized                     61,913,000     37,148,000      39,185,000
   Actual capital                                     63,614,000     41,870,000      41,870,000

                     Capital Holdings, Inc. and Subsidiaries

14.    FAIR VALUE STATEMENT OF CONDITION

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

                     Capital Holdings, Inc. and Subsidiaries

14.    FAIR VALUE STATEMENT OF CONDITION--CONTINUED

The following is a comparative condensed consolidated statement of condition based on carrying and estimated fair values as of December 31, 1999 and 1998:

                                                                            1999
                                                          ------------------------------------------
                                                               CARRYING            ESTIMATED
                                                                 VALUE            FAIR VALUES
                                                          ------------------------------------------
Assets:
   Cash and cash equivalents                                $  28,935,827       $      28,935,827
   Investment securities                                      223,817,207             223,817,207
   Loans, net                                                 712,134,788             707,342,997
                                                          ------------------------------------------

                                                              964,887,822       $     960,096,031
                                                                              ======================
   Other assets                                                24,324,868
                                                          ---------------------

TOTAL ASSETS                                                $ 989,212,690
                                                          =====================

Liabilities and shareholders' equity:
   Deposits                                                 $ 802,710,521       $     802,299,808
   Other borrowings                                            90,022,716              89,927,658
                                                          ------------------------------------------

                                                              892,733,237       $     892,227,466
                                                                              ======================
   Other liabilities                                           10,367,489
                                                          ---------------------
                                                              903,100,726
   Shareholders' equity                                        86,111,964
                                                          ---------------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                  $ 989,212,690
                                                          =====================

                     Capital Holdings, Inc. and Subsidiaries

14.    FAIR VALUE STATEMENT OF CONDITION--CONTINUED

                                                                            1998
                                                          ------------------------------------------
                                                               CARRYING            ESTIMATED
                                                                 VALUE            FAIR VALUES
                                                          ------------------------------------------
Assets:
   Cash and cash equivalents                                $     29,262,969    $      29,262,969
   Investment securities                                         184,583,020          184,583,020
   Loans, net                                                    570,223,934          573,013,603
                                                          ------------------------------------------

                                                                 784,069,923    $     786,859,592
                                                                              ======================
   Other assets                                                   17,558,053
                                                          ---------------------

TOTAL ASSETS                                                $    801,627,976
                                                          =====================

Liabilities and shareholders' equity:
   Deposits                                                 $    663,066,447    $     663,937,736
   Other borrowings                                               72,016,334           72,345,679
                                                          ------------------------------------------

                                                                 735,082,781    $     736,283,415
                                                                              ======================
   Other liabilities                                               8,122,982
                                                          ---------------------
                                                                 743,205,763
Shareholders' equity                                              58,422,213
                                                          ---------------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                  $    801,627,976
                                                          =====================


15.    CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

                                                                         DECEMBER 31
                                                                  1999                  1998
                                                          --------------------------------------------
CONDENSED BALANCE SHEETS
Assets:
   Cash                                                      $      17,122,064     $         704,696
   Investment in and advances to subsidiaries                       68,949,879            57,551,207
   Other assets                                                        673,371               650,250
                                                          --------------------------------------------
TOTAL ASSETS                                                 $      86,745,314     $      58,906,153
                                                          ============================================
Liabilities and shareholders' equity:
   Other liabilities--dividends payable                      $         633,350     $         483,940
   Shareholders' equity                                             86,111,964            58,422,213
                                                          --------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                   $      86,745,314     $      58,906,153
                                                          ============================================

                     Capital Holdings, Inc. and Subsidiaries

15.    CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY--CONTINUED

                                                                            YEAR ENDED DECEMBER 31
                                                            --------------------------------------------------------
                                                                  1999              1998               1997
CONDENSED STATEMENTS OF INCOME
Dividend from subsidiary                                         $9,000,000                           $4,000,000
Interest and fee income                                             945,000         $ 945,661            675,810
Gain on securities                                                                     41,732
Expenses                                                          1,225,330           811,338            769,870
                                                            --------------------------------------------------------
Income before equity in undistributed
   net income of subsidiaries                                     8,719,670           176,055          3,905,940
Increase in undistributed
   net income of subsidiaries                                       775,505         7,752,637          2,875,745
                                                            --------------------------------------------------------

NET INCOME                                                       $9,495,175        $7,928,692         $6,781,685
                                                            ========================================================

CONDENSED STATEMENTS OF CASH FLOWS
OPERATING ACTIVITIES
Net income                                                       $9,495,175        $7,928,692         $6,781,685
Adjustments to reconcile net income to net cash provided
  by (used in) operating activities:
     Equity in undistributed net income of subsidiaries           (775,505)       (7,752,637)        (2,875,745)
     Decrease (increase) in other assets                            225,102         (434,159)            209,159
     Gain on sale of investments                                                     (41,732)
                                                            --------------------------------------------------------
Net cash provided by (used in) operating activities               8,944,772         (299,836)          4,115,099

INVESTING ACTIVITIES
Increase in note receivable from subsidiary                    (10,000,000)                          (4,000,000)
Investment in subsidiaries                                      (6,524,551)                            (722,615)
Proceeds from sale and maturities of securities                       2,525            69,732
Purchase of investment securities                                 (250,750)                            (150,500)
                                                            --------------------------------------------------------
Net cash (used in) provided by investing activities            (16,772,776)            69,732        (4,873,115)

FINANCING ACTIVITIES
Issuance of common stock                                         26,187,928         1,034,827          2,333,527
Payment of dividends                                            (1,942,556)       (1,600,028)          (645,860)
                                                            --------------------------------------------------------
Net cash provided by (used in) financing activities              24,245,372         (565,201)          1,687,667
                                                            --------------------------------------------------------

Increase (decrease) in cash                                      16,417,368         (795,305)            929,651
Cash at beginning of year                                           704,696         1,500,001            570,350
                                                            --------------------------------------------------------

CASH AT END OF YEAR                                            $ 17,122,064         $ 704,696         $1,500,001
                                                            ========================================================